Certain confidential information contained in this document, marked by asterisks, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 4.1

Execution Version

UNIT PURCHASE AND SUBSCRIPTION AGREEMENT

by and among

RHYOLITE RIDGE HOLDINGS LLC
a Delaware limited liability company,

IONEER LTD
an Australian company,

and

SIBANYE STILLWATER LIMITED
a South African company

Dated September 16, 2021

i

ii

Exhibits
Exhibit A	Form of A&R LLC Agreement
Exhibit B	Key Terms of the Ancillary Agreements
Exhibit C	Notice Addresses
Exhibit D	Consolidated Project Budget
Exhibit E	Project Work Plan
Exhibit F	Phase 1 and Phase 2 Geographic Areas
Exhibit G	North Basin Project

iii

UNIT PURCHASE AND SUBSCRIPTION AGREEMENT

This UNIT PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 16, 2021 (the “Execution Date”), is entered into by and among Rhyolite Ridge Holdings LLC, a Delaware limited liability company (the “Company”), ioneer Ltd, a company organized under the laws of Australia (the “ioneer Parent”), and Sibanye Stillwater Limited, a company organized under the laws of South Africa (the “Investor Parent”).  The Company, ioneer Parent, Investor (following the transactions contemplated by Section 5.16) and Investor Parent are referred to individually herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to an Affiliate of Investor Parent to be designated by Investor Parent pursuant to Section 5.16 (“Investor”), and Investor Parent desires to cause Investor to acquire from the Company, the Acquired Units, all in accordance with Article II;

WHEREAS, the Company is currently governed by that certain Limited Liability Company Agreement of the Company, dated as of September 9, 2021 (the “Existing LLC Agreement”);

WHEREAS, contemporaneously with the Closing, the Company, Investor and Ioneer Minerals Corporation, a Nevada corporation (“Ioneer Minerals Member”) and Ioneer USA Corporation, a Nevada corporation (“Ioneer USA Member”, and collectively with Ioneer Minerals Member, the “Ioneer Members”) will execute and deliver an Amended and Restated Limited Liability Agreement of the Company in substantially the form attached hereto as Exhibit A (the “A&R LLC Agreement”), pursuant to which, among other things, Investor will (and Investor Parent shall cause it to) be admitted as a member of the Company;

WHEREAS, each of the Ioneer Members has agreed to contribute all of its respective assets, rights and properties owned, leased or licensed by such Ioneer Member and that relate to the Project, and all liabilities related thereto, to the Company in exchange for Units in the Company, subject to the terms and conditions of the Contribution Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1       Definitions.  As used in this Agreement, the following terms have the following meanings:

“A&R LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Acquired Units” means a number of Units equal to the product of (a) the Aggregate Closing Units multiplied by (b) 0.50.

“Adverse Subsequent Funding Decision” has the meaning set forth in Section 2.3(f).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided, however, that none of ioneer Parent, the Ioneer Members, the Company nor any of their respective Subsidiaries shall be considered an Affiliate of Investor or vice versa.

“Aggregate Capital Commitment” has the meaning set forth in Section 2.1.

“Aggregate Closing Units” means the aggregate number of Units issued and outstanding as of the Closing.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternative Transaction” means any transaction to (x) purchase or otherwise acquire any capital stock or other equity interest in any Group Company, the Project or the North Basin Project, or (y) effect or agree or undertake to effect any sale, transfer, disposal, contribution, merger, share exchange, tender offer, business combination, consolidation, joint venture, restructuring, reorganization, recapitalization, spin-off, split-off or any similar transaction involving any capital stock, material business or material assets of any Group Company, the Project or the North Basin Project; provided, that, notwithstanding the foregoing, in no event shall the Financing be considered an Alternative Transaction.

“Ancillary Agreements” has the meaning set forth in Section 5.10.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all other similar or equivalent anti-corruption and/or anti-bribery laws of any jurisdiction applicable to the Company.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder and any related or similar rules or regulations, issued, administered or enforced by any governmental agency that are applicable to the Company.

“Assets” means:

(a)       all Real Property;

(b)     all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, in each case, primarily relating to the Project, in particular, the “South Basin” of Rhyolite Ridge;

(c)       all raw materials, work-in-process, finished goods, supplies and other inventories;

(d)       all Contracts;

(e)       all accounts, notes and other receivables;

(f)       all prepaid expenses, including ad valorem taxes, leases and rentals;

(g)      all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the business of the Company, the Project or the Assets;

(h)       all licensed Intellectual Property and owned Intellectual Property;

(i)        all licenses, Permits or other governmental authorizations affecting, or relating in any way to, the Company, the Project or the Assets; and

(j)      all books, records, files and papers, whether in hard copy or computer format, used in the business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to any Tax imposed on the Assets;

provided, that the Assets shall not include (i) any assets or properties relating exclusively to the North Basin Project, (ii) any assets, properties or employees that are or will be utilized by ioneer Parent or its Affiliates to provide services to the Company as contemplated by Exhibit B or, following their execution, the Ancillary Agreements, and (iii) any assets or properties expressly excluded from the transactions contemplated by the Contribution Agreement.

“Benefit Plan” means: (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other equity control plan, (c) any bonus, deferred compensation or incentive compensation plan and (d) any other employee benefit plan or agreement (including employment, consulting, retention, change in control, termination or severance plans, policies, arrangements or agreements); provided that the term “Benefit Plan” shall not include: (i) routine employment policies and procedures, including wage, vacation, holiday and sick or other leave policies, (ii) workers compensation insurance, and (iii) directors and officers liability insurance.

“Board” means the board of directors of the Company following the Closing.

***

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York, Houston, Texas, Reno, Nevada, Sydney, Australia or Johannesburg, South Africa are authorized or required by Law or executive order to be closed.

“Cap Amount” has the meaning set forth in Section 6.4(b).

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Government agency acting in its capacity as a member of CFIUS or directly involved in CFIUS’s review of a transaction.

“CFIUS Approval” means the Parties shall have received written notice from CFIUS that (a) review or investigation under the DPA of the transactions contemplated by this Agreement has been concluded and that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; (b) CFIUS shall have concluded that the transactions contemplated by this Agreement are not a covered transaction as that term is defined in 31 C.F.R. § 800.213 or a covered real estate transaction as that term is defined in 31 C.F.R. § 802.212 and not subject to review under the DPA; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the notice and either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby shall have elapsed without any such action being announced or taken, or (ii) the President shall have announced a decision to take no action to suspend or prohibit the transactions contemplated hereby.

“Claim” means any investigation (with respect to which written notice has been provided), action, claim, suit, arbitration or proceeding by or before any Governmental Authority.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operations Date” has the meaning set forth in the A&R LLC Agreement.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Group” has the meaning set forth in Section 6.2(b).

“Company’s Knowledge” means the actual knowledge of any of the following individuals: James Calaway, Bernard Rowe, Ian Bucknell and Matt Weaver, or, if applicable, any corresponding individuals replacing such officers, in each case after reasonable inquiry.

“Confidentiality Agreement” means that certain Confidentiality Deed, dated as of July 15, 2021, by and between ioneer Parent and Investor Parent.

“Consolidated Project Budget” means the consolidated budget then in effect for the development of the Project, including all capital required for the design, construction, operation, commissioning, testing and start-up of the Project (net of the amount of any out-of-pocket capital expenditures made by the Company, ioneer Parent or any of their respective Affiliates in respect of the Project following the Execution Date and prior to the Closing), all fees and interest payable under the Project Finance Facility and any Permitted Credit Facility and any broker fees (as may be amended following the Closing by the Board of the Company from time to time).  The Consolidated Project Budget as of the Execution Date (the “Execution Date Consolidated Project Budget”) is attached as Exhibit D.

“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“Contribution Agreement” has the meaning set forth in Section 3.15(a).

“Contribution Date” means the date on which the Contribution Agreement was consummated, i.e. September 15, 2021.

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act, together with any actions or inaction taken (or omitted), or any plans, procedures or practices reasonably adopted, in each case, in furtherance of compliance with any of the foregoing.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Creditors’ Rights and Equitable Principles” has the meaning set forth in Section 3.4.

“Damages” has the meaning set forth in Section 6.2(a).

“Disclosure Schedule” has the meaning set forth in the preamble of Article III.

“DOJ” has the meaning set forth in Section 5.17.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-801 et seq.

“Due Diligence Materials” means any and all materials uploaded to that certain virtual data room named “Project Longhorn” maintained by Ansarada by 5:00 pm, Central Time, on the second Business Day immediately prior to the Execution Date.

“Embargoed Countries” means any country, state, territory, or region which is subject to comprehensive economic or trade restrictions under applicable Export Controls and Economic Sanctions Laws, which may change from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Environmental Laws” has the meaning set forth in Section 3.20(c).

“EPCM” means that certain EPCM Agreement with respect to the Project, by and between Ioneer USA Member and Fluor Enterprises, Inc., as may be amended from time to time.

“Equity Securities” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company (including the Units), beneficial interests in a trust, bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning set forth in the Recitals of this Agreement.

“Execution Date Permits” has the meaning set forth in Section 3.19(a).

“Existing LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Export Controls and Economic Sanctions Laws” means any applicable Laws concerning export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties, including, as applicable, (a) the United States Arms Export Control Act and the International Traffic in Arms Regulations; (b) the Export Administration Act of 1979, the Export Control Reform Act of 2018, and the Export Administration Regulations; (c) the International Emergency Economic Powers Act, the Trading With the Enemy Act, the sanctions, embargoes, and other restrictions administered by the Office of Foreign Assets Control, orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on Office of Foreign Assets Control’s list of Specially Designated Nationals and Blocked Persons; (d) United States anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (as codified in the Code); (e) all Laws and regulations related to import and customs requirements; (f) the Laws and regulations administered by the Bureau of Alcohol, Tobacco, and Firearms; and (g) any other relevant Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Homeland Security, and their predecessor agencies, and any similar export controls and economic sanctions laws of any country with jurisdiction over the Company.

“Feasibility Study” means that certain Definitive Feasibility Study (DFS) Report prepared by Fluor Enterprises, Inc. for Ioneer USA Corporation, dated April 30, 2020.

“Financing” means one or more debt financings (and for the avoidance of doubt, not equity, mezzanine, pay-in-kind or similar financing) entered into or to be entered into in accordance with the terms of this Agreement (including Section 5.9(b)) in relation to the Project to be used to fund, among other things, the development and construction costs of the Project and working capital needs of the Company, including the Project Finance Facility, but excluding the Aggregate Capital Commitment contemplated by this Agreement.

“Financing Documents” means all agreements evidencing the Financing and any and all pledge, security, guaranty and other agreements, documents, certificates or other instruments contemplated thereby or by any of the foregoing.

“FTC” has the meaning set forth in Section 5.17.

“Fundamental Representations” means  with respect to the Company, the representations and warranties of the Company and the ioneer Parent in Section 3.1 (Organization; Good Standing; Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization), Section 3.5 (Valid Issuance of Acquired Units), Section 3.8(a) (No Conflicts), Section 3.21 (Anti-Corruption Laws; Anti-Money Laundering Laws; Economic Sanctions) and Section 3.24 (Brokers’ Fees), and  with respect to Investor, the representations and warranties of Investor in Section 4.1 (Organization; Good Standing; Qualification), Section 4.2 (Authorization), Section 4.3(a) (No Conflicts), Section 4.7 (Brokers’ Fees) and Section 4.8 (Sufficiency of Funds).

“Funding Rate” has the meaning set forth in Section 5.11(b).

“Governing Documents” means, (a) with respect to a corporation, its charter and bylaws, or equivalent governing documents, (b) with respect to a limited partnership, its certificate of limited partnership and its limited partnership agreement, or equivalent governing documents, (c) with respect to a limited liability company, its certificate of formation and its limited liability company agreement, or equivalent governing documents and (d) with respect to any other type of entity, its applicable governing documents.

“Governmental Authority” means any federal, national, multinational, regional, state, municipal, local or (to the extent applicable) foreign government, court or governmental or quasi-governmental department, agency, authority, instrumentality, judicial or regulatory body or other agency and any other political or quasi-political subdivision thereof and any arbitral body, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for foreign political office.

“Group Companies” means the Company and its Subsidiaries set forth on Schedule 3.3, and a “Group Company” means the Company or its relevant Subsidiary, as applicable.

“Hazardous Substance” has the meaning set forth in Section 3.20(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Improvements” has the meaning set forth in Section 3.14(c).

“Indebtedness” means, with respect to any Person, all obligations and Liabilities of such Person: (a)  for borrowed money or in respect of loans, advances, or swap, currency, derivative or hedging transactions (including lines of credit or similar facilities to the extent drawn, term loans, mortgage loans, bonds, debentures and notes), including the outstanding principal amount thereof, plus any related interest, fees, and prepayment premiums or penalties created, issued, or incurred by such Person in respect thereof; (b) in respect of “earn-out” obligations and any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (c) any obligations as lessee under capitalized leases under IFRS; (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) any obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities; (f) any guaranty of any of the foregoing; and (g) any accrued interest, prepayment penalties, premiums, late charges, penalties, and collection and similar fees relating to any of the foregoing, in each case in respect of (a)-(g) above, other than Permitted Indebtedness.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“Independent Engineer” has the meaning set forth in Section 2.2(b).

“Individual Indemnity Threshold” has the meaning set forth in Section 6.4(b).

“Initial Cash Consideration” has the meaning set forth in Section 2.1.

“Intellectual Property” means all intellectual property rights whether protected, created or arising under the laws of the United States or any other jurisdiction including: (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and re-examinations; (b) trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, uniform resource locators, domain names, trade dress, logos and other business identifiers and indicia of origin together with the goodwill associated with any of the foregoing along with all applications, registrations, renewals and extensions thereof; (c) copyrights, whether or not registered, copyright registrations, and copyright applications and all other rights corresponding thereto, along with all applications, registrations, renewals, reversions and extensions thereof; (d) trade secret and confidential information, including all confidential source code, know-how, processes, formulae, customer lists, inventions and marketing information; and (e) databases and data collections.

“Investor” has the meaning set forth in the Recitals of this Agreement.

“Investor Disclosure Schedule” has the meaning set forth in the preamble of Article IV.

“Investor Group” has the meaning set forth in Section 6.2(a).

“Investor Parent” has the meaning set forth in the Recitals of this Agreement.

“Investor Parties” has the meaning set forth in Section 4.4.

“Ioneer Members” has the meaning set forth in the Recitals of this Agreement.

“Ioneer Minerals Member” has the meaning set forth in the Recitals of this Agreement.

“ioneer Parent” has the meaning set forth in the Recitals of this Agreement.

“Ioneer USA Member” has the meaning set forth in the Recitals of this Agreement.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, treaties, policies or other written guidance, judgments, injunctions, decrees, orders, franchise, guidelines, conditions or other directional requirement of a Governmental Authority having jurisdiction over the assets or the property of the applicable Person or the operations thereof.

“Liability” means any indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Lien” means any charges, liens, options, pledges, assessments, levies, encroachments, encumbrances, mortgages, deeds of trust, hypothecations, security interests, easements, leases or other similar encumbrances or any conditional sale contract, title retention contract or other contract to give any of the foregoing, including any restriction on transferability, right of first refusal or offer, whether arising by contract or operation of law.

“Material Adverse Effect” means any change, event, effect or occurrence that (i) has, or would reasonably be expected to have, a material adverse effect on the Project, or the business or condition (financial or otherwise) of the Company, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, the consummation of the transactions contemplated hereunder; provided that any effect resulting from any of the following events, developments, conditions, circumstances, occurrences or state of facts shall not be considered when determining whether a Material Adverse Effect shall have occurred: (a) any change in economic or financial conditions generally or in the industries in which the Company operates or intends to operate; (b) any change in general regulatory, social or political conditions; (c) any acts of war (whether declared or not), armed hostilities, cyber-attack, sabotage or terrorist activities, including any escalation or worsening thereof or any declaration by a Governmental Authority of national emergency or war; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates); (e) any change in IFRS or in any applicable Laws (or the enforcement, implementation, or definitive interpretation thereof); (f) acts of God, including naturally occurring events, hurricanes, tornados, meteorological and geological events, and storms; (g) strikes, work stoppages or other labor disturbances; (h) general changes in commodity prices; (i) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement; (k) orders, acts, or failures to act of any Governmental Authority; (l) any actions taken by the Company or any Affiliate of the Company with Investor’s written consent or expressly permitted or prescribed by this Agreement; (m) entering into this Agreement, the announcement of the transactions contemplated by this Agreement, the identities of Investor or any of its Affiliates or the performance of the covenants set forth in Article V; or (n) any failure, in and of itself, by the Company to meet internal or other projections, forecasts, estimates or predictions in respect of financial, project progress or operating metrics for any period (but not the underlying causes thereof); provided further, that any event arising out of or resulting from any of the matters set forth in any of clauses (a) through (n) (other than clauses (i), (j), (l), (m) and (n)) above may be taken into account in determining whether there has been a Material Adverse Effect, in each case to the extent that any such event has a materially disproportionate adverse impact on the Project or the Company (but only to the extent of such materially disproportionate adverse impact), as compared to other participants operating in the industries in which the Company operates or intends to operate.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“North Basin Project” means the North Basin project in Esmeralda County, Nevada, including any extensions and expansions directly related thereto and specifically including any expansion of the mineral resource through exploratory operations or staking of adjacent or nearby claims on substantially similar ore bodies, in each case, to the extent the underlying ore bodies and any applicable extensions or expansions are within the geographic areas designated as “BH Claims” and “NLB Claims” on the map attached as Exhibit G, and any and all facilities to be constructed from the processing or transportation of ores or other mineral resources mined therefrom.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” means any writ, judgment, order, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final) or any arbitrator.

“Parent Change of Control” means, at any time prior to the Closing, any Person, acting individually or in concert with one or more other Persons, shall have acquired Control of ioneer Parent or Investor Parent, as applicable, or any offer or transaction that, if consummated, would result in the foregoing is recommended by a majority of the board of directors of ioneer Parent or Investor Parent, as applicable;

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permit” means any franchise, permit, license or authorization granted by a Governmental Authority.

“Permitted Encumbrances” means (a) encumbrances for Taxes not yet due or payable or that are being contested in good faith, with adequate reserves for such payment; (b) statutory encumbrances, cashiers’, landlords’, mechanics’, suppliers’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s liens and similar encumbrances incurred in the ordinary course of business that are not yet due or payable or that are being contested in good faith with adequate reserves for such payment; (c) purchase money security interests arising in the ordinary course of business; (d) the terms and conditions of any Permit, Material Contract or Real Property Agreement; (e) zoning, building codes and other land use laws regulating the use or occupancy of any leased real property or the activities conducted or to be conducted thereon in connection with the Project which are imposed by any Governmental Authority having jurisdiction over such leased real property which are not, and would not reasonably be anticipated to be, violated by the current or currently contemplated future use or occupancy (as part of the Project) of such leased real property in connection with the Project or the operation of any currently conducted business with respect to the Project thereon or any business currently contemplated to be conducted in the future as part of the Project, and which would not be violated by the construction, development, management and operation of the Project; (f) encumbrances arising out of, under, or in connection with this Agreement; (g) with respect to real property, (i) all matters that a current, accurate survey would show, (ii) all easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and overlapping of improvements that are of record or that are noted in any surveys, title reports, title policies, title commitments or other similar title insurance documents that constitute Due Diligence Materials, and (iii) the terms and provisions of any Real Property Agreements, as to the real property encumbered or affected thereby or the subject thereof, in each case which do not interfere materially with the ordinary conduct of any business currently conducted or planned to be conducted thereon in connection with the Project; (h) any Liens that have been or will be released on or prior to the Closing and (i) any Liens securing obligations owing under the Financing.

“Permitted Indebtedness” means, with respect to a Person, (a) Indebtedness under the Financing Documents; (b) current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business on ordinary and customary trade terms; (c) Indebtedness in connection with the endorsement and deposit of checks in the ordinary course of business for collection; (d) contingent Liabilities, to the extent constituting Indebtedness, required under any Permit that is required for the Project; (e) contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances, completion guarantees, decommissioning bonds and indemnification obligations, in each case incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money; (f) trade or other similar indebtedness incurred in the ordinary course of business (but not for borrowed money) and (i) not more than ninety (90) days past due or (ii) being contested in good faith by appropriate proceedings and such Person shall have adequate reserves for the payment of such contested amounts; (g) leases of property by such Person as lessee that are accounted for as capital leases on the balance sheet of such Person with rents paid thereunder (whether calculated on a fixed or percentage basis) not in excess of $500,000 in the aggregate; (h) leases creating such Person’s leasehold interests in any real property; and (i) obligations of such Person that arise in connection with a Permitted Encumbrance.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization or entity and any Governmental Authority.

“Phase 1” means the phase of development of the Project described as “Quarry Stage 1” in the Feasibility Study.

“Phase 1 Geographic Area” means the area identified as the “Stage 1 Quarry” as depicted on Exhibit F.

“Phase 1 Required Permits” means the Permits that are set forth on Part 1 of Schedule 1.1-RP (as may be updated pursuant to Section 8.3(c)).

“Phase 2” means the phase of development of the Project described as “Quarry Stage 2” in the Feasibility Study.

“Phase 2 Geographic Area” means the area identified as the “Stage 2 Quarry” as depicted on Exhibit F.

“Phase 2 Required Permits” means the Permits that are set forth on Part 2 of Schedule 1.1-RP.

“Project” means the ownership, development, financing, construction, operation and maintenance of the Rhyolite Ridge Lithium-Boron Project in Esmeralda County, Nevada, as further identified in the Execution Date Consolidated Project Budget and Feasibility Study.

“Project Finance Facility” means the non-recourse project finance facility or facilities to fund in part the development of the Project.

“Project Work Plan” means the work plan for the Project (as may be amended by the Board of the Company from time to time in accordance with this Agreement).  The Project Work Plan as of the Execution Date (the “Execution Date Project Work Plan”) is attached as Exhibit E.

“Real Property” has the meaning set forth in Section 3.14(a).

“Real Property Agreements” has the meaning set forth in Section 3.14(a).

“Release” means any spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding or disposing into the environment.

“Representatives” has the meaning set forth in Section 5.5.

“Required Permit Schedule Amendment Date” has the meaning set forth in Section 8.3(c).

“Sanctioned Persons” means (a) any individual, entity, or government that is designated under or the subject of any sanctions, export restrictions, restricted party list, or blocking measures administered by a Governmental Authority with jurisdiction over the Company, including OFAC’s Specially Designated Nationals and Blocked Persons List (“SDN List”), Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List (“SSI List”); any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; and any similar lists of other jurisdictions to the extent applicable to the Company; or (b) any individual or entity that is 50% or more owned, directly or indirectly, by one or more individuals or entities that is designated on the SDN List or SSI List.

“Schedule Supplement” has the meaning set forth in Section 8.3(b).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder as in effect from time to time.

“Subsequent Funding Obligation” has the meaning set forth in Section 2.3(f).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation); or (c) is otherwise contractually entitled to direct and control.

“Tax Lien” means any Lien imposed with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts or other similar charges, in each case in the nature of a tax, imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, and any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above.

“Technical Committee” has the meaning set forth in Section 5.12.

“Third Party Claim” has the meaning set forth in Section 6.3.

“Third Party Financing Amount” means an amount, without duplication, equal to ***

“Threshold Amount” has the meaning set forth in Section 6.4(b).

“Total Consideration” has the meaning set forth in Section 6.4(a).

“Transaction Documents” means this Agreement, the A&R LLC Agreement, the Contribution Agreement, the Ancillary Agreements and any other documents, certificates or instruments delivered pursuant to this Agreement.

“Unit” means a Unit in the Company.

“Willful Breach” means any voluntary, intentional or deliberate action to materially breach a specific provision or covenant of this Agreement taken or omitted to be taken after the Execution Date that the breaching Party takes (or fails to take) with a conscious awareness that such action or omission will materially breach such representation, warranty, agreement or covenant.

Section 1.2      Construction.  In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Annexes attached to this Agreement, and not to any particular subdivision unless expressly so limited; (e) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (f) references to Exhibits are to the items attached hereto as the described Exhibits hereto, each of which is hereby incorporated herein and made a part of this Agreement for all purposes as if set forth in full herein; (g) references to Dollars or $ refer to the lawful currency of the United States; (h) references to “federal” or “Federal” mean U.S. federal or U.S. Federal, respectively; (i) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (j) where a word or expression is defined, other parts of speech and grammatical forms and the cognate variations of that word or expression shall have corresponding meanings; (k) the word “or” is not exclusive; (l) the terms “shall,” and “agrees” or “agree” are mandatory, and the term “may” is permissive; and (m) reference to any Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time.  The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Prior to the designation of the “Investor” and the execution of a joinder agreement pursuant to Section 5.16, all references in this Agreement to “Investor” shall be deemed to refer to “Investor Parent”, except for references to “Investor” in Sections 2.1, 4.11 and 5.6 and any other provision in this Agreement to the extent relating to a Person being a member of the Company (or taking an action in anticipation of becoming a member of the Company).

ARTICLE II
ISSUANCE OF ACQUIRED UNITS AND AGGREGATE CAPITAL COMMITMENT; CLOSING

Section 2.1     Issuance of Acquired Units and Aggregate Capital Commitment.  At the Closing, the Company shall issue and sell to Investor the Acquired Units, and in consideration therefor, Investor shall (and Investor Parent shall cause it to) subscribe for an aggregate capital commitment to the Company equal to $490,000,000 (the “Aggregate Capital Commitment”), with (a) a portion of such Aggregate Capital Commitment (the “Initial Cash Consideration”) to be delivered to the Company by Investor in cash at the Closing via wire transfer to an account designated by the Company in accordance with Section 8.2 and the terms of Exhibit E and (b) the remainder of such capital commitment to be delivered to the Company from time to time in accordance with the terms of Exhibit E.

Section 2.2       Conditions to Each Party’s Obligations to Effect the Transactions.  The respective obligations of each Party to effect the transactions at the Closing contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions (other than conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions):

(a)      Governmental Consents; Antitrust Approvals.  All consents and approvals of any Governmental Authority (including those set forth on Schedule 2.2(a)) required for the transactions contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(b)       Phase 1 Required Permits.  (i) The Company or its authorized representative or construction contractor, as applicable, shall have obtained the Phase 1 Required Permits, and (ii) no condition, limitation, or restriction of any kind shall have been made, issued or otherwise required or imposed pursuant to or in connection with the granting of any of the Phase 1 Required Permits, except as would not reasonably be expected to result, individually or in the aggregate in ***

(c)      Financing.  (i) The Company, the Ioneer Members or the other applicable parties shall have secured binding commitments for the issuance or incurrence of the Financing on terms and conditions that are compliant with Section 5.9(b) and satisfactory to the Company in its sole discretion (subject to the terms and conditions of the Financing being compliant with Section 5.9(b)) in an aggregate amount not less than ***, and (ii) those conditions precedent to the closing of the Financing related to the obtainment or maintenance of any specified Permits (solely to the extent such conditions precedent would have been required to have been satisfied or waived at such time), shall have been satisfied or waived (as applicable) in full.

(d)      No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions at the Closing.

Section 2.3       Additional Conditions to Investor’s Obligations. The obligations of Investor to effect the transactions at the Closing contemplated by this Agreement are also subject to the satisfaction or waiver by Investor at or prior to the Closing of the following conditions (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions):

(a)      Representations and Warranties of the Company.  (i) The Fundamental Representations of the Company shall be true and correct in all respects (other than de minimis inaccuracies) as if made at the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such specific date), and (ii) all other representations and warranties of the Company in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” or other words of similar import, other than in regards to the definition of “Material Contracts” in Section 3.9(a)) as if made at the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except, in the case of this clause (ii), where the aggregate failure of such representations to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)       Company Agreements and Covenants.  The Company shall have performed or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c)       Deliveries.  The Company shall have made the deliveries contemplated in Section 2.7.

(d)      Notice to Proceed.  The “Full Notice to Proceed” (as defined in the EPCM) shall have been issued pursuant to the EPCM without any material conditions.

(e)      Phase 2 Required Permits.  The Company shall have delivered to Investor a certificate signed by the ioneer Parent officers named in the definition of Company’s Knowledge or, if applicable, any corresponding individuals replacing such officers, stating that there are no facts or circumstances which, to each such individual’s knowledge, after reasonable inquiry, would be likely to result in a material delay in obtaining, or a material reduction in the likelihood of obtaining, the Phase 2 Required Permits or in the issuance, requirement or imposition of any condition, limitation or restriction of any kind pursuant to or in connection with the Phase 2 Required Permits, except as would not reasonably be expected to result, individually or in the aggregate in ***.

(f)     Conditions relating to Investor’s post-Closing funding obligations.  Notwithstanding anything to the contrary in the Transaction Documents, the obligations of Investor to fund post-Closing any or all of the amount of the Aggregate Capital Commitment in excess of the Initial Cash Consideration (a “Subsequent Funding Obligation”) shall be subject to ***.  Investor’s obligations to make a Subsequent Funding Obligation shall be suspended for as long as the relevant Adverse Subsequent Funding Decision remains in effect (and, unless terminated in accordance with this Agreement, shall resume if the Adverse Subsequent Funding Decision is lifted) and shall terminate upon the earlier of ***.

Section 2.4    Additional Conditions to the Company’s Obligations.  The obligations of the Company to effect the transactions at the Closing contemplated by this Agreement are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions (other than conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions):

(a)      Representations and Warranties of Investor.  (i) The Fundamental Representations of Investor shall be true and correct in all respects (other than de minimis inaccuracies) as if made at the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such specific date), and (ii) all other representations and warranties of Investor shall be true and correct in all material respects as if made at the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date).

(b)     Investor Agreements and Covenants.  Investor shall have performed or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed or complied with by Investor at or prior to the Closing.

(c)       Deliveries.  Investor shall have made the deliveries contemplated in Section 2.6.

Section 2.5      Closing.  The issuance and sale of the Acquired Units (the “Closing”) shall take place no later than the date that is *** Business Days after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in this Article II, remotely or at such other place and time as the Parties shall mutually agree (which date is designated as the “Closing Date”).

Section 2.6       Closing Deliveries by Investor.  Subject to the terms and conditions of this Agreement, at the Closing, the following shall be delivered to the Company by Investor:

(a)      the Initial Cash Consideration via wire transfer of immediately available funds to an account or accounts designated by the Company in accordance with Section 8.2;

(b)       a counterpart of the A&R LLC Agreement, duly executed by Investor;

(c)      a certificate signed by a senior executive officer of Investor and dated as of the Closing Date, stating that the conditions set forth in Section 2.4(a) and Section 2.4(b) have been satisfied;

(d)     a duly completed and executed Internal Revenue Service Form W-9 with respect to Investor (or, if Investor is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person), it being understood that Investor shall cooperate with the Company with respect to reasonable requests related to such forms, including reasonable requests for updated forms; and

(e)      all other agreements, documents, instruments and other writings required to be delivered to another Party by Investor at or prior to the Closing pursuant to this Agreement or any other Transaction Document.

Section 2.7      Closing Deliveries by the Company.  Subject to the terms and conditions of this Agreement, at the Closing, the following shall be delivered to Investor by the Company:

(a)       a counterpart of the A&R LLC Agreement, duly executed by the Company and the Ioneer Members;

(b)      a certificate signed by a senior executive officer of the Company and dated as of the Closing Date, stating that the conditions set forth in Section 2.3(a) and Section 2.3(b) have been satisfied;

(c)      all other agreements, documents, instruments and writings reasonably required to be delivered to another Party by the Company at or prior to the Closing pursuant to this Agreement or any other Transaction Document.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule attached hereto as Annex A (as amended or supplemented in accordance with the terms hereof, the “Disclosure Schedule”), the Company and ioneer Parent each represents and warrants to Investor as follows:

Section 3.1      Organization; Good Standing; Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as presently conducted and to execute, deliver and perform the obligations under this Agreement.  ioneer Parent is a company duly organized, validly existing and in good standing under the Laws of Australia and has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform the obligations under this Agreement.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or location of its assets and properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.2       Capitalization.

(a)      All of the Equity Securities of the Company are indirectly owned by ioneer Parent.  All of the Equity Securities of the Company (i) are directly owned by the ioneer Members and (ii) consist of Units. The Company has never been owned by any Person other than ioneer Parent and/or its Affiliates.

(b)       Other than as expressly provided in, or waived under this Agreement, the Financing Documents or any other Transaction Document or as set forth on Schedule 3.2(b) of the Disclosure Schedule, there is no agreement, arrangement or obligation requiring the creation, allotment, issuance, sale, transfer, redemption or repayment of or conversion into, or the granting of the right (conditional or not) to require the allotment, issuance, sale, transfer, redemption or repayment of or conversion into, any share in the capital or other Equity Security of the Company (including an option or right of pre-emption or conversion).

(c)      The Company has delivered true and correct copies of all Governing Documents of each Group Company as of the Execution Date to Investor.

(d)     No Group Company has, or has ever had, any business, assets, Contracts, liabilities or Indebtedness except those that are or may be incidental to being parties to the Material Contracts or developing and constructing the Project, including the Financing and the Financing Documents.

Section 3.3       Subsidiaries.

Except as set forth on Schedule 3.3 of the Disclosure Schedule:

(a)      the Company does not own or control, directly or indirectly, any interest in, or other Equity Securities issued by, any Person, other than direct or indirect wholly-owned Subsidiaries. As of the Execution Date, the Company is not a participant in any joint venture, partnership or similar arrangement.

(b)     each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (as applicable), has all requisite corporate or limited liability company (as applicable) power and authority to carry on its businesses as presently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its businesses or location of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect. Schedule 3.3 sets forth the capitalization of each of the Company’s Subsidiaries, including the number of shares of issued and outstanding Equity Securities of each such Subsidiary as of the Execution Date.

(c)       all of the outstanding Equity Securities of each of the Company’s Subsidiaries listed on Schedule 3.3 of the Disclosure Schedules will be validly issued, fully paid and nonassessable (except to the extent nonassessibility may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and free of restrictions on transfer, other than restrictions on transfer under the Governing Documents of such Subsidiary, applicable state and federal securities Laws, and other Liens arising by, through or under Investor or its Affiliates.  The Company has good and valid title to the Equity Securities of each of the Company’s Subsidiaries listed on Schedule 3.3 of the Disclosure Schedules, free and clear of any restrictions on transfer, other than transfer restrictions under the Governing Documents of such Subsidiary, applicable state and federal securities Laws and any Liens arising by, through or under Investor or its Affiliates.

Section 3.4      Authorization. All organizational action of, or with respect to, the Company, ioneer Parent and their relevant Affiliates, as applicable, required to be taken in order to authorize  the due execution of, delivery of and performance by the Company, ioneer Parent and such Affiliates of their obligations under this Agreement and each other Transaction Document to which the Company, ioneer Parent or any such Affiliate is or will be a party and  the issuance of the Acquired Units by the Company to Investor at the Closing has been duly and validly taken by all necessary Persons.  This Agreement and each other Transaction Document executed and delivered or to be executed and delivered in accordance with the terms provided herein or therein by the Company, ioneer Parent and their relevant Affiliates, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Document by each other party thereto, constitutes (or shall constitute when executed and delivered, as may be applicable) the valid and legally binding obligation of the Company, ioneer Parent and their relevant Affiliates, enforceable against the Company and ioneer Parent in accordance with the terms of this Agreement or of such Transaction Document, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the matters described in Section 3.4(b)(i) and Section 3.4(b)(ii) collectively, “Creditors’ Rights and Equitable Principles”).

Section 3.5    Valid Issuance of Acquired Units. The Acquired Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable (except to the extent contemplated by the Governing Documents of the Company or to the extent nonassessibility may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and free of restrictions on transfer, other than restrictions on transfer under the Governing Documents of the Company, applicable state and federal securities Laws, and other Liens arising by, through or under Investor or its Affiliates.  Assuming the accuracy of the representations of Investor in this Agreement and the A&R LLC Agreement, the Acquired Units will be issued in compliance with all applicable federal and state securities Laws.  Upon the Closing, Investor will acquire good and valid title to the Acquired Units, free and clear of any restrictions on transfer other than transfer restrictions under the Governing Documents of the Company, applicable state and federal securities Laws and any Liens arising by, through or under Investor or its Affiliates.

Section 3.6       Litigation. There is no Claim pending or, to the Company’s Knowledge, currently threatened by any Person against the Company or any of its Affiliates, or any of their assets or properties, or involving the Project by or before any Governmental Authority, or that seeks an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or any Transaction Document or that would reasonably be expected to materially and adversely affect, restrict or hinder completion of the Project or result in a material Liability of a Group Company.  As of the Execution Date, there is no Claim pending against any Group Company, or which a Group Company has commenced preparations to initiate, against any other Person.  Notwithstanding any other provision in this Agreement to the contrary, this Section 3.6 does not include any representations or warranties relating to Permits, which shall be exclusively addressed in Section 3.19.

Section 3.7       Intellectual Property.  None of the Group Companies owns any patents, patent applications, registered copyrights, registered trademarks or trademark applications. As of the Execution Date, Schedule 3.7 of the Disclosure Schedule sets forth all licenses held by the Group Companies to use Intellectual Property of one or more third parties that are material to the Project and the conduct of the business as currently conducted and reasonably expected to be conducted in the future of the Group Companies, other than (i) licenses of commercially available or off-the-shelf software or similar systems and (ii) implied licenses or non-exclusive licenses incidental to the sale or purchase of products or services.  All licensed Intellectual Property rights set forth on Schedule 3.7 of the Disclosure Schedule are free and clear of all Liens, other than Permitted Encumbrances and the terms of any Contract pursuant to which such license is granted.  As of the Execution Date, none of the Group Companies has received any written notice alleging that a Group Company has violated, infringed or misappropriated or by conducting its respective business, would violate, infringe or misappropriate any Intellectual Property of any other Person.

Section 3.8        No Conflicts; Consents and Approvals.  Except as set forth on Schedule 3.8, and subject to obtaining the consents and approvals referred to in Section 2.2(a), the execution, delivery and performance of this Agreement and each other Transaction Document to which the Company or any of its Affiliates is or will be a party and the consummation of the transactions contemplated by this Agreement and by each other Transaction Document to which the Company or any of its Affiliates is or will be a party does not and will not (i) violate or result in a breach of the Governing Documents of the Company or such Affiliate; (ii) violate or result in a material breach of or default under (whether with the giving of notice, the passage of time or both) any Material Contract or Real Property Agreement, or give rise to any right of termination, cancellation or acceleration, or give rise to a material change in terms, thereunder; (iii) violate any Law applicable to, or result in the suspension or revocation of any material Permit held by, a Group Company; (iv) result in the creation of any Lien upon any assets of any Group Company, other than Permitted Encumbrances; or (v) assuming the accuracy of the representations made by Investor and Investor Parent in this Agreement and in the A&R LLC Agreement, and other than such notices that have already been given, filings that have already been made and consents that have already been obtained, require the sending of any notice to, making of any filing with or obtaining of any consent or approval from any Governmental Authority or any other party to any Material Contract or Real Property Agreement, except, in the case of clauses (ii), (iii), (iv) and (v) (x) for filings pursuant to applicable securities laws or (y) as would not be materially adverse to the Company or its relevant Affiliate, including its ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party, or to the Project.

Section 3.9        Material Contracts.

(a)     Other than the Governing Documents of the Group Companies and the Real Property Agreements, Schedule 3.9(a) of the Disclosure Schedule sets forth a complete and accurate list as of the Execution Date of all of the contracts in effect to which a Group Company is a party or by which any of its assets or properties or the Project are bound that are material to such Group Company and the Project, taken as a whole (the contracts listed in Schedule 3.9(a) of the Disclosure Schedule, the “Material Contracts”).

(b)      The Company has made available to Investor true, correct and complete copies of all Material Contracts as in effect as of the Execution Date.  As of the Execution Date, each of the Material Contracts is in full force and effect in accordance with its terms and constitutes a legal, valid and binding obligation of the relevant Group Company (if a party thereto), and, to the Company’s Knowledge, each other party thereto, except as the same may be limited by Creditors’ Rights and Equitable Principles.  As of the Execution Date, none of the Group Companies is in default or breach under any Material Contract, nor, to the Company’s Knowledge, is any other party thereto, and none of the Group Companies has received or delivered any written notice of termination or suspension of, or any default or breach under, any Material Contract.

Section 3.10     Registration Rights and Voting Rights. The Company is not required to register under the Securities Act any of its currently outstanding Equity Securities or any securities issuable upon exercise or conversion of its currently outstanding Equity Securities.

Section 3.11    Consolidated Project Budget and Project Work Plan. The Execution Date Consolidated Project Budget set forth on Exhibit D and the Execution Date Project Work Plan set forth on Exhibit E were prepared in good faith and, to the Company’s Knowledge, the assumptions set forth therein were not, as of the date so prepared, incorrect or misleading in any material respect.

Section 3.12     Absence of Certain Changes.

(a)       Since the Contribution Date until the date hereof, the Group Companies have conducted their business in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)      From the Contribution Date until the date hereof, there has not been any action taken by a Group Company or ioneer Parent that, if taken during the period from the date of this Agreement through the Closing Date without Investor’s consent, would constitute a breach of Section 5.1.

Section 3.13     No Undisclosed Liabilities. As of the Execution Date, none of the Group Companies has Liabilities, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (a) Liabilities expressly set forth in the Contribution Agreements, (b) Liabilities disclosed on Schedule 3.13, and (c) Liabilities incurred in the ordinary course since the Contribution Date.

Section 3.14     Real Property.

(a)       Schedule 3.14(a) of the Disclosure Schedule sets forth a true and complete list as of the Execution Date of all real mining claims, property leases, licenses, easements, rights of way or similar Contracts pursuant to which the Group Companies own or lease any real property or hold an exclusive or non-exclusive easement, license or other right to use or otherwise operate on real property, including all modifications and Improvements thereto (the “Real Property” and the “Real Property Agreements”).  The Company has delivered or made available to Investor true, correct and complete copies of all Real Property Agreements as of the Execution Date, including all amendments, supplements or modifications thereto.

(b)      The Group Companies own or possess a valid leasehold, license, easement, right of way or similar interest (in each case, subject to the terms and conditions contained in the applicable Real Property Agreements) in all of the Real Property related to the Project, or otherwise necessary for the construction and development of the Project in accordance with the Consolidated Project Budget and Feasibility Study, free and clear of all Liens other than the Permitted Encumbrances. Other than the Real Property Agreements and, once executed, the Financing Documents, as of the Execution Date, none of the Group Companies is a party to any agreement or option to purchase, lease or sublease pertaining to or affecting the Real Property, and to the Company’s Knowledge As of the Execution Date (i) no other party to a Real Property Agreement is in default or breach thereunder and (ii) no condition exists which, with the delivery of notice, the passage of time or both, would constitute such breach or default.

(c)       As of the Execution Date, none of the Group Companies has received written notice from any Governmental Authority that any building, structure, facilities or improvements located on any parcel of Real Property (collectively, “Improvements”) does not comply in all material respects with valid and current certificates of occupancy or similar Permit or that any Improvements do not conform with any applicable Law nor does any such non-conformity or non-compliance exist.

(d)       The Group Companies have timely paid all consideration, rent, fees and other sums and charges payable by them under the Real Property Agreements.

(e)     As of the Execution Date, all of the Real Property Agreements are in full force and effect and constitute a legal, valid and binding obligation of the relevant Group Company, subject to Creditors’ Rights and Equitable Principles.  As of the Execution Date, none of the Group Companies is in default or breach under any Real Property Agreement, nor, to the Company’s Knowledge, is any other party thereto, and, to the Company’s Knowledge, there is no event or condition in existence that would reasonably be expected to constitute such a default or breach, and none of the Group Companies has received or delivered any written notice of termination or suspension of, or any default or breach under, any Real Property Agreement.  To the Company’s Knowledge, as of the Execution Date there is no pending assessment or reassessment of any parcel included in the Real Property that would result in a material increase in Taxes or other similar charges with respect to any parcel of Real Property.

Section 3.15     Contribution of Assets.

(a)      Pursuant to the agreement attached at Schedule 3.15 hereto (the “Contribution Agreement”), ioneer Parent and/or its relevant Affiliates have contributed to the Company all of their respective Assets and associated Liabilities to the extent relating to the Project in exchange for Units in the Company, subject to the terms and conditions of the Contribution Agreement.

(b)     Following the consummation of the transactions pursuant to the Contribution Agreement, the Group Companies shall hold all Assets reasonably necessary or appropriate for the development of the Project other than such Assets contemplated by, and whose expense is provided for in, the Consolidated Project Budget and which the Company reasonably believes shall be acquired in the ordinary course.

Section 3.16      Employee Matters; Managers and Officers.

(a)       As of the Execution Date, no Group Company has, nor has it ever had, any employees on its payroll.  No Group Company has ever been the subject of any Claim asserted by or on behalf of any Person claiming to be an employee of a Group Company.

(b)      As of the Execution Date, no Group Company is a party to, or has ever been a party to or bound by, any collective bargaining agreement or other Contract with a labor union or similar representative of employees, or has ever been bound by any other obligation to any union or other employee organization or group.

(c)       The Group Companies are in compliance with all Laws relating to employment and benefits matters in all material respects and no Group Company has received any written notice of any actual or potential material violation of employment Laws related to such Group Company or the Project that has not been cured.

(d)     No Group Company (i) maintains or sponsors, participates in, contributes to, or has an obligation to contribute to (nor has it ever maintained, sponsored, participated in, contributed to or had an obligation to contribute to) any employee Benefit Plan or (ii) would not reasonably be expected to have any liability after the Closing arising from any employee Benefit Plan that is or has been maintained by a Group Company or any ERISA Affiliate of the Company.

(e)     Schedule 3.16(e) of the Disclosure Schedule sets forth a list of all of the managers and officers of the Group Companies as of the Execution Date.

Section 3.17     Tax Returns and Payments.

(a)      All material Tax Returns required to be filed by the Group Companies have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All material Taxes (i) owed by the Group Companies or (ii) that could result in a Tax Lien (other than statutory Liens for Taxes not yet due and payable) with respect to any asset owned by a Group Company at Closing, in either case that are or have become due have been timely paid in full (whether or not shown on any Tax Return).

(b)     To the Company’s Knowledge, there is: (i) no written or material claim against a Group Company or any other Person for any Taxes imposed on a Group Company or that could result in a Tax Lien (other than statutory Liens for Taxes not yet due and payable) with respect to any asset owned by a Group Company at Closing, and (ii) no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of a Group Company or that could result in a Tax Lien (other than statutory Liens for Taxes not yet due and payable) with respect to any asset owned by a Group Company at Closing.  No material Tax audits or administrative or judicial proceedings are being conducted or, to the Company’s Knowledge, pending or threatened in writing with respect to a Group Company or that could result in a Tax Lien (other than statutory Liens for Taxes not yet due and payable) with respect to any asset owned by a Group Company at Closing.  No Claim has ever been made in writing by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that a Group Company is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction.

(c)      Each Group Company is and has been since its formation properly classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(d)       None of the Group Companies has ever owned any assets other than assets that relate to the Project.

(e)       There are no Tax Liens (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of any Group Company.

(f)      All Tax withholding, information reporting and deposit requirements imposed on any Group Company have been satisfied in full in all material respects.

(g)      No Group Company has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h)      No Group Company has liability for Taxes of any Person as a transferee, successor, by contract or otherwise (excluding any commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes).  No Group Company is a party to any Tax-sharing, Tax indemnification or similar agreement (excluding, for the avoidance of doubt, any commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes).

(i)       No Group Company has deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act.

Notwithstanding any other provision in this Agreement, (i) except as set forth in Section 3.14(e), the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies and (ii) the Company makes no representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, or other Tax attribute of any Group Company after the Closing Date.

Section 3.18     Insurance.  All material insurance policies maintained by the Group Companies, or otherwise covering a Group Company, in each case, as of the Execution Date, are set forth in Schedule 3.18 of the Disclosure Schedule.

Section 3.19     Permits.

(a)       All Permits currently held by the Group Companies as of the Execution Date are set forth on Schedule 3.19(a) of the Disclosure Schedule and such Permits are in full force and effect (the “Execution Date Permits”).  No Group Company is in default in any material respect under any Execution Date Permit.  As of the Execution Date, no Claim to revoke, limit or modify any of the Execution Date Permits has been filed or served upon a Group Company or, to the Company’s Knowledge, threatened.

(b)      The Execution Date Permits, together with the Phase 1 Required Permits and Phase 2 Required Permits set forth on Schedule 1.1-RP, constitute all Permits necessary to construct and develop the Project, other than Permits that would ordinarily be obtained at a later date in the ordinary course.

Section 3.20     Environmental Matters.

(a)      To the Company’s Knowledge, (i) the Group Companies are in compliance with all Environmental Laws in all material respects, and (ii) as of the Execution Date, there has been no Release or threatened Release of any pollutant, contaminant or other toxic or hazardous material, substance or waste, material, or petroleum in any form that is subject to regulation under Environmental Law because of its hazardous, toxic, or deleterious properties (each a “Hazardous Substance”) by a Group Company, on, upon, into or from any site currently owned, leased or otherwise used by the a Group in violation of Environmental Laws.

(b)      As of the Execution Date, no Group Company has received any written notice, report, order, directive, or claim regarding any actual or alleged violation, in any material respect, of Environmental Laws, or any material or potentially material liability, including investigatory, remedial or corrective action obligation, in each case, relating to the business of such Group Company or the Project and arising under Environmental Laws.

(c)       For purposes of this Section 3.20, “Environmental Laws” means, whenever in effect, any Law relating to Releases or threatened Releases of Hazardous Substances, prevention and remediation of pollution or protection of the environment or natural resources, worker health and safety (to the extent related to exposure to Hazardous Substances) or the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

(d)     The Company has made available to Investor all material environmental audits, reports and other material environmental documents relating to the Project, including current and former operations and facilities of the Group Companies, which are in the possession, custody or reasonable control of the Group Companies.

Section 3.21     Anti-Corruption Laws; Anti-Money Laundering Laws; Economic Sanctions.

(a)      During the *** preceding the Execution Date or, if later, since its respective date of incorporation, each Group Company and each Ioneer Member has been in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws, and the Group Companies and each such Ioneer Member and their respective officers, directors, employees, and to the Company’s Knowledge, their agents, consultants, and other representatives representing them have not made, given, offered, authorized, or promised to make, give, offer or authorize the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value, directly or indirectly, to any Government Official or any person acting for or on behalf of any Government Official for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage in violation of the applicable Anti-Corruption Laws.

(b)     During the *** preceding the Execution Date or, if later, since its respective date of incorporation, no Group Company nor any Ioneer Member has violated any applicable Export Controls and Economic Sanctions Laws.  There are not now and have not been since the Inception Date any proceedings, investigations, or disclosures by or before any Governmental Authority involving a Group Company or any Ioneer Member relating to Export Controls and Economic Sanctions Laws, nor to the Company’s knowledge is such a proceeding, investigation, or disclosure pending or threatened.

Section 3.22     Compliance with Laws. Each Group Company is in compliance with all Laws applicable to the Project, in all material respects, and as of the Execution Date no Group Company has received any written notice of any material violation of Laws related to such Group Company or the Project that has not been cured or otherwise resolved.

Section 3.23    Bank Accounts. Schedule 3.23 of the Disclosure Schedule sets forth a complete and accurate list, as of the Execution Date, of: (a) the names of all banks and other financial institutions at which any Group Company currently has an account, deposit or safe deposit box and (b) the applicable account names and numbers (along with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes).

Section 3.24     Brokers’ Fees. No Group Company has nor will have, based on arrangements made by or with the or any of its Affiliates, as a result of the transactions contemplated by the Transaction Documents, any liability or obligation to pay any fees or commissions to any broker, finder or agent.

Section 3.25    No Powers of Attorney. As of the Execution Date, there are no outstanding powers of attorney granted by or on behalf of any Group Company to any Person, and there is no other authority (express or implied) outstanding by which any Person may enter into any contract or commitment on behalf of any Group Company.

Section 3.26     Solvency. There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Company’s Knowledge, threatened against, any Group Company.  At and immediately following the Closing and after giving effect to the transactions contemplated by this Agreement, (a) no Group Company will be insolvent and (b) each Group Company will be able to pay its debts and obligations as they become due.

Section 3.27   No Other Representations. Other than the representations and warranties set forth in this Article III, the Company makes no representation or warranty, express or implied, relating to any Group Company or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Except as set forth on the disclosure schedule attached hereto as Annex B (as amended or supplemented in accordance with the terms hereof, the “Investor Disclosure Schedule”), Investor hereby represents and warrants to the Company as follows:

Section 4.1     Organization; Good Standing; Qualification. Investor will be, following the transactions contemplated by Section 5.16, a Delaware entity, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease or otherwise hold its properties and assets, to carry on its business as presently conducted and to execute, deliver and perform the obligations under this Agreement.  Investor Parent is a company duly organized, validly existing and in good standing under the Laws of South Africa and has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform the obligations under this Agreement.  Investor is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on Investor or would reasonably be expected to hinder Investor’s ability to consummate the transactions contemplated by this Agreement or any other Transaction Document to which Investor is or will be a party.

Section 4.2      Authorization. All organizational action of, or with respect to, Investor, Investor Parent and their relevant Affiliates, if applicable, required to be taken in order to authorize  the due execution of, delivery of and performance by Investor, Investor Parent and such Affiliates of their obligations under this Agreement and each other Transaction Document to which Investor, Investor Parent or any such Affiliate is or will be a party, has been duly and validly taken by all necessary Persons.  This Agreement and each other Transaction Document executed and delivered or to be executed and delivered in accordance with the terms provided herein or therein by Investor, Investor Parent or their relevant Affiliates, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Document by each other party thereto, constitutes (or shall constitute when executed and delivered, as may be applicable) the valid and legally binding obligation of Investor, Investor Parent and their relevant Affiliates, enforceable against Investor, Investor Parent and their relevant Affiliates in accordance with the terms of this Agreement or of such Transaction Document, subject to Creditors’ Rights and Equitable Principles.

Section 4.3     No Conflicts; Consents and Approvals. Subject to obtaining the consents and approvals referred to in Section 2.2(a), the execution, delivery and performance of this Agreement and each other Transaction Document to which Investor or any of its Affiliates is or will be a party and the consummation of the transactions contemplated by this Agreement and by each other Transaction Document to which Investor or any of its Affiliates is or will be a party does not and will not (i) violate or result in a breach of the Governing Documents of Investor or such Affiliate; or (ii) assuming the accuracy of the representations made by the Company and ioneer Parent in this Agreement and in the A&R LLC Agreement, and other than such notices that have already been given, filings that have already been made and consents that have already been obtained, require the sending of any notice to, making of any filing with or obtaining of any consent or approval from any Governmental Authority except, in the case of clause (ii), (x) for filings pursuant to applicable securities laws or (y) as would not be materially adverse to Investor or Investor Parent, including its ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party, or to the Project.

Section 4.4      Compliance Matters. No part of the funds used by Investor to pay the Initial Cash Consideration, any Subsequent Funding Obligation or other payments to the Company or to fund all or any part of Investor’s capital commitment has been, is, or will be, directly or indirectly derived from, or related to, any activities that contravene applicable Laws, including Anti-Corruption Laws, Anti-Money Laundering Laws and Export Controls and Economic Sanctions Laws.  Investor acknowledges that Export Controls and Economic Sanctions Laws prohibit dealing with individuals or entities in Embargoed Countries and prohibit or restrict, among other things as applicable, the engagement in transactions with, and the provision of services to Sanctioned Persons.  None of (a) Investor; (b) any Person Controlling or Controlled by Investor; (c) any Person that owns, directly or indirectly, 50% or more of Investor or any Persons that own, in the aggregate, directly or indirectly, 50% or more of Investor; or (d) any Person for whom Investor is acting as agent or nominee in connection with the transactions contemplated by this Agreement (collectively, the “Investor Parties”) is, or has been during the last *** , either (i) a Sanctioned Person, (ii) a Person with whom transactions are restricted or prohibited under Export Controls and Economic Sanctions Laws, or (iii) located, organized, or resident in an Embargoed Country or a Cuban national wherever located.  None of the Investor Parties is a senior foreign political figure or politically exposed person (as such term is defined by the Financial Action Task Force on Money Laundering) or any immediate family member or close associate of a senior foreign political figure or politically exposed person.  Investor is not a “foreign person” as that term is defined in 31 C.F.R. § 800.216.

Section 4.5       Private Placement Matters. Investor understands that the Acquired Units are not and will not be registered under the Securities Act or the laws of any state or other applicable jurisdiction.  Investor is aware and understands that the offering and sale of the Acquired Units are intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and/or the provisions of regulations promulgated thereunder, including Rule 506(d) of Regulation D.  Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.  Investor recognizes that there is no established trading market for the Acquired Units and it is extremely unlikely that any public market for the Acquired Units will develop.  Investor understands and agrees that the Acquired Units must be held indefinitely unless the Acquired Units are subsequently registered with the Securities and Exchange Commission under the Securities Act and qualified by state authorities, where required, under the laws of other applicable jurisdictions, or unless an exemption from registration is available.  Investor further understands and agrees that no federal or state authority has approved or disapproved the Acquired Units, passed upon or endorsed the merits of the offering thereof, or made any finding or determination as to the fairness of the Acquired Units for investment.  Investor also understands that the Acquired Units are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of Investor to acquire the Acquired Units.  Investor is acquiring the applicable Acquired Units for its own account and not with an intent to transfer or otherwise resell or distribute any part thereof.  Investor is not subject to any of the “bad actor” disqualifying events set forth in Rule 506(d) of Regulation D under the Securities Act.  Investor has sufficient knowledge and experience to evaluate the risks and merits of its investment in the Company and to make an informed investment decision.

Section 4.6        Investigation.

(a)       Investor acknowledges that it has made an independent decision to enter into this Agreement and the Transaction Documents, and that, in making its decision, Investor has relied solely upon any independent investigations made by Investor, its Affiliates and/or its Representatives and on the representations and warranties expressly set forth in this Agreement and in the Transaction Documents.  Investor acknowledges that none of the other Parties, their Affiliates or any of their respective officers, directors, managers, employees, Representatives or other agents has made, or is making, a recommendation or providing investment advice to Investor regarding an investment in the Company or has provided any representations or warranties, other than those representations and warranties set forth in Article III.  To the extent Investor has required or desired any advice in connection with the offering of the Acquired Units or entering into this Agreement or any assistance in understanding or evaluating an investment in the Company, Investor has engaged its own financial, legal, tax, accounting, regulatory and other advisors, and has not expected or received any such advice or assistance from the other Parties, their Affiliates or any of their respective Representatives.  Investor and any independent advisors engaged by Investor have conducted their own analysis and due diligence to the full extent they have deemed such action necessary, and, based upon such independent analysis and due diligence, Investor has made its own independent determination with respect to the matters contemplated hereby.

(b)      Investor acknowledges that no Party is making any representation or warranty as to the prospects, financial or otherwise, related to the Company and that any projections, estimates or forecasts of future results or events provided by or on behalf of the Company are subject to uncertainty and to the assumptions used in their preparation.  Investor agrees that it is acquiring the Acquired Units based on Investor’s due diligence, inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the other Parties or their respective Affiliates or any of their respective Representatives as to the accuracy or completeness of any of the information (including projections, estimates or forecasts of future results or events) provided or made available to Investor or its Representatives, except as expressly set forth in the Transaction Documents.  Investor acknowledges and agrees that, except as expressly set forth in the Transaction Documents, none of the other Parties or their respective Affiliates or any of their respective Representatives has or shall have any liability or responsibility whatsoever to Investor or any of its Representatives on any basis (including in contract or tort, under applicable Law or otherwise) based upon any information (including projections, estimates or forecasts of future results or events) provided or made available, or statements made, to Investor or its Representatives.

Section 4.7       Brokers’ Fees.  Based on arrangements made by Investor or any of its Affiliates, no Group Company will have any liability or obligation to pay any fees or commissions to any broker, finder or agent as a result of the transactions contemplated by the Transaction Documents.

Section 4.8       Sufficiency of Funds. Investor Parent has, and will cause Investor to have, at all times prior to the Aggregate Capital Commitment being reduced to zero Dollars ($0.00), sufficient available funds to deliver the Initial Cash Consideration at the Closing and any Subsequent Funding Obligation, and to pay any and all costs and expenses required to be paid by Investor at the Closing.

Section 4.9      Anti-Corruption Laws; Anti-Money Laundering Laws. During the *** preceding the Execution Date, Investor and its Affiliates have been in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws, and Investor, its Affiliates and their respective officers, directors, employees, and to Investor’s knowledge, its and its Affiliates’ respective agents, consultants, and other representatives representing Investor or its Affiliates have not made, given, offered, authorized, or promised to make, give, offer or authorize the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value, directly or indirectly, to any Government Official or any person acting for or on behalf of any Government Official for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage in violation of the applicable Anti-Corruption Laws. The operations of Investor and, to the knowledge of Investor, its Affiliates are and have been conducted in compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws, and no Claim by or before any Governmental Authority against Investor or any of its Affiliates and pertaining to Anti-Money Laundering Laws is pending or, to the knowledge of Investor, threatened.

Section 4.10    Litigation. As of the Execution Date, there is no Claim pending or, to the knowledge of Investor, currently threatened by any Person against Investor, or any of its assets or properties, or involving the Project by or before any Governmental Authority, or that seeks an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or any Transaction Document or that would reasonably be expected to materially and adversely affect, restrict or hinder completion of the Project or result in a material Liability of Investor any.  As of the Execution Date, there is no Claim pending by Investor, or which Investor has commenced preparations to initiate, against any other Person.

Section 4.11     Tax Status.  (i) Following the transactions contemplated by Section 5.16, Investor will be a United States person (as defined in Section 7701(a)(30) of the Code), or will be disregarded as an entity separate from such a United States person, and will deliver to the Ioneer Members or the Company a valid IRS Form W-9, and (ii) as a result of Investor’s ownership interest in the Company, the property of the Company or any entity in which the Company owns equity interests will not be treated as owned, leased by, leased to, or otherwise used by (A) an organization that is exempt from tax imposed by chapter 1 of the Code, (B) the United States, any state (including the District of Columbia) or political subdivision thereof, any international organization (as defined in Section 7701(a)(18) of the Code), or any agency or instrumentality of the United States, of any state or political subdivision thereof, or of any such international organization, (C) any non-United States person or entity that is not excluded from the definition of “tax-exempt entity”, or (D) any Indian tribal government described in Section 7701(a)(40) of the Code, in each case, for purposes of Section 168 of the Code and the Treasury Regulations promulgated thereunder, as well as pursuant to any similar provision of U.S. federal, state or local income tax law.

Section 4.12     No Other Representations. Other than the representations and warranties set forth in this Article IV, Investor makes no representation or warranty, express or implied, relating to itself or the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1       Conduct of Business by the Company.

(a)       The Company covenants and agrees that, from the Execution Date and continuing until the earlier of the Closing Date and the termination of this Agreement, except (1) as permitted by this Agreement, (2) as set forth in Schedule 5.1(a) of the Disclosure Schedule, (3) as contemplated by applicable Law or the rules, regulations or requirements of any Governmental Authority applicable to the Company or ioneer Parent, (4) as required by the terms of any Permit, Material Contract or Real Property Agreement, (5) as contemplated by the Consolidated Project Budget or the Project Work Plan, (6) with respect to the incurrence of any Liabilities of the Company that are fully satisfied and paid prior to the Closing, (7) for actions taken in connection with the Financing, (8) as requested by Investor, or (9) to the extent Investor shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of its business, (y) the Company shall conduct its business, including the development of the Project, in accordance with the Consolidated Project Budget and Project Work Plan (in each case, as may be updated from time to time in accordance with this Agreement) in all material respects, and (z) the Company and its subsidiaries shall not:

(i)        make any change or amendment to its Governing Documents, other than changes or amendments to the Governing Documents of any Subsidiary of the Company that would not be detrimental to Investor;

(ii)      make any change to the Consolidated Project Budget or the Project Work Plan (for the avoidance of doubt, to the extent not permitted pursuant to Section 5.1(c));

(iii)      make any change to the Contribution Agreement;

(iv)       merge or consolidate with any Person, acquire all or substantially all of the assets of any Person, or purchase or acquire the Equity Securities of any Person;

(v)       sell, issue, split, combine or reclassify any of the Equity Securities of the Company or any Subsidiaries or otherwise change the capital structure of the Company or any Subsidiary;

(vi)      enter into any agreement or arrangement with ioneer Parent or any of its Affiliates (for the avoidance of doubt, to the extent not permitted pursuant to Section 5.10);

(vii)      incur any capital expenditures or any obligations or Liabilities exceeding *** individually in any 12-month period;

(viii)    sell, lease, assign, transfer, dispose of, or create or incur any Lien on any Assets having a value in excess of *** individually or *** in the aggregate in any 12-month period, other than in the ordinary course of business or sales or similar transactions of excess or obsolete equipment;

(ix)      (1) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the development of the Project in accordance with the Consolidated Project Budget and Project Work Plan (in each case, as may be updated from time to time in accordance with this Agreement) or (2) enter into, amend, or voluntarily terminate any Material Contract, excluding any entry into, amendment or termination that the Company determines in good faith is reasonable or appropriate in connection with the development of the Project in accordance with the Consolidated Project Budget and Project Work Plan (in each case, as may be updated from time to time in accordance with this Agreement), or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(x)        hire any employees;

(xi)     (1) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of a Group Company, (2) enter into any deferred compensation or other similar arrangement (or amend any such existing agreement) with any director or officer of a Group Company, (3) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement, or (4) increase compensation, bonus or other benefits payable to any director or officer of a Group Company, other than in the ordinary course of business consistent with past practice;

(xii)      take any action with respect to any liquidation, dissolution, reorganization, or other winding up;

(xiii)    purchase, lease or otherwise acquire any property or assets for an amount in excess of *** individually or *** in the aggregate in any 12-month period, other than in the ordinary course of business;

(xiv)    ***

(xv)      make any loans, advances, or capital contributions to, or investments in, any Person;

(xvi)     create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(xvii)   (1) change any material Tax election, (2) change any material Tax accounting method, (3) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (4) enter into a Tax sharing, Tax indemnification or similar agreement (excluding, for the avoidance of doubt, any commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes), (5) file any amended material Tax Return, (6) enter into any material agreement with any Tax authority with respect to Taxes or (7) consent to any extension or waiver of limitations regarding any material amount of Taxes;

(xviii)  enter into or effect any transaction that would reasonably be expected to cause the conditions to the Closing set forth in Article II not to be satisfied; or

(xix)     agree, or otherwise commit itself to take any of the actions described above.

(b)      Unless otherwise approved by Investor in writing, the portion of the Aggregate Capital Commitment contributed to the Company pursuant to this Agreement will be used by the Company in accordance with the Consolidated Project Budget.

(c)     The Parties acknowledge and agree that the Execution Date Consolidated Project Budget and the Execution Date Project Work Plan attached hereto as Exhibits D and E respectively are subject to change and development as the Project progresses to a final investment decision and the issuance of the “Full Notice to Proceed” (as defined in the EPCM). Accordingly, it is agreed and understood that from the Execution Date and continuing until the earlier of the Closing Date and the termination of this Agreement:

(i)        the aggregate amount of capital expenditures included in the Consolidated Project Budget may (A) be increased by the Company without the prior written consent of Investor until such aggregate amount reaches *** (provided that Investor’s prior consent shall not be required for an increase in the aggregate amount of capital expenditures included in the Consolidated Project Budget beyond *** if ioneer Parent or its Affiliates fund such excess amount without a reduction in Investor’s equity ownership in the Company or in any of Investor’s rights in the Company or pursuant to any Transaction Document) and (B) subject to clause (A) above, be revised by the Company from time to time without the prior written consent of Investor so as to adjust line items (including amounts) or other matters;

(ii)      the Project Work Plan may be amended without the prior written consent of Investor provided that any new Commercial Operations Date has been reasonably determined and is no later than *** from the corresponding date set forth on Exhibit E (provided that if the Closing Date is delayed from the corresponding date set forth on Exhibit E, then such *** period shall be extended on a day for day basis for any corresponding delay in the Closing Date); and

(iii)     notwithstanding the foregoing, any proposed changes to the Consolidated Project Budget or the Project Work Plan from time to time shall be discussed first by the Technical Committee established pursuant to Section 5.12, and the Company shall use its commercially reasonable efforts to incorporate any reasonable comments thereon or changes thereto made by Investor to any such proposed changes.

Section 5.2       Efforts to Consummate.

(a)      Efforts to Consummate Generally.  Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to  cause the conditions precedent set forth in Article II to be satisfied,  obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any proceeding by any Governmental Authority by the Closing Date and  obtain all necessary waivers, consents, approvals, permits, orders or authorizations from other third parties.  Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain the Phase 1 Required Permits as promptly after the Execution Date as possible.

(b)       As from the date of this Agreement, the Company will keep Investor regularly informed, as reasonably requested by Investor from time to time, as to the progress of the registrations, declarations and filings and other actions necessary to cause the conditions precedent set forth in Sections 2.2 and 2.3(d) to be satisfied and as to the satisfaction of each such condition.

(c)    As from the date of this Agreement, ioneer Parent and the Company shall, and shall cause their relevant Affiliates to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to (i) obtain as promptly as practicable any consent, authorization approval or waiver required to consummate the contribution of any and all Contribution Assets (as defined in the Contribution Agreement) pursuant to the Contribution Agreement, (ii) in the event that any such consent, authorization, approval or waiver cannot be obtained, enter into the arrangements referred to in section 3(b) of the Contribution Agreement, and (iii) if applicable, implement the arrangements referred to in section 1(e) of the Contribution Agreement.

Section 5.3       Further Assurances. Upon the reasonable request of any other Party at any time at or after the Closing, a Party shall, or if requested shall cause its Affiliates to, promptly execute and deliver such further instruments and other documents, and take such further actions, as such other Party or its counsel may reasonably request in order to effectuate the transactions contemplated by this Agreement.

Section 5.4      Publicity.  No Party or any of their respective Affiliates shall issue any press release or similar public announcement pertaining to the Project, this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide at least *** prior notice of such press release or public announcement to the other Parties for review and comment, which shall be taken into account in the announcing Party’s reasonable discretion.  Notwithstanding anything herein to the contrary, no Party’s consent shall be required for (a) the placement of customary “tombstone” advertisements in financial and other publications and media following the Closing and (b) any press release or similar public announcement (i) in substantially the same form, content and context as a prior press release or similar public announcement that has received consent from all Parties or (ii) limited to information that is already publicly available.

Section 5.5      Confidentiality.  Each Party hereby agrees to keep the terms of this Agreement confidential and to not disclose them in any manner without the prior written consent of the other Parties; provided, however, that (a) any Party may disclose such terms to its Affiliates and its and their officers, directors, managers, employees, stockholders, members, partners, legal advisors, accountants, financial advisors, consultants and other representatives (collectively “Representatives”), and to potential and existing investors and potential and existing financing sources, in each case, who need to know such information and who are bound by confidentiality terms at least as strict as those contained in this Agreement, (b) any Party may disclose such terms in response to a court order or subpoena; provided that such Party first notifies the other Parties (if permitted) and cooperates with such other Parties to obtain a waiver of compliance or a protective order or other appropriate remedy and, in the absence of the foregoing, only discloses such information as such Party is legally compelled to disclose, (c) any Party may disclose such terms if so required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, and (d) any Party may disclose such terms solely to the extent necessary to perform its obligations and enforce its rights hereunder or under any other Transaction Document. Upon the Closing, the obligations of the Parties under this Section 5.5 shall be superseded and replaced by the terms and conditions of Section 10.5(a) and Section 10.5(b) of the A&R LLC Agreement.

Section 5.6      Tax Matters. The Parties agree that for U.S. federal income tax purposes, any capital contributions to be made by Investor to the Company under this Agreement will be treated as a nontaxable contribution to the Company in connection with the exercise of a noncompensatory option pursuant to Section 721 of the Code and the Parties will not take any position inconsistent therewith in any Tax Return or judicial, administrative or other proceeding unless otherwise required by applicable Law or a final “determination” within the meaning of Section 1313(a) of the Code.

Section 5.7       Affiliate Agreements. At or prior to the Closing, the Company shall terminate all Contracts between the Company, on the one hand, and any of its Affiliates, officers, directors, managers, employees, stockholders, members or partners, on the other hand, other than the Transaction Documents, the Existing LLC Agreement and those other Contracts set forth on Schedule 5.7 of the Disclosure Schedule.

Section 5.8     Access; Books and Records. From the date of this Agreement until the Closing Date, the Company shall provide Investor and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all (i) officers, agents and accountants of the Company; and (ii) the Company’s assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or any of its Affiliates; provided that the Company shall not be required to furnish any such information where the furnishing of such information would violate any applicable Law, Material Contract or Real Property Agreement (provided, however, that the Company shall use commercially reasonable efforts to obtain a waiver that would permit such furnishing of information, which commercially reasonable efforts shall not require the Company to expend any funds or incur additional liabilities or obligations), or could be reasonably expected to jeopardize any privilege relating to such information available to the Company or any of its Affiliates; provided, further, that neither Investor nor any of its Affiliates or Representatives shall be permitted to perform any invasive sampling of environmental media (including, but not limited to, surface soils, subsurface soils, air, surface water, or groundwater water).

Section 5.9       Debt Financing.

(a)       The Company shall use its commercially reasonable efforts to secure the Financing as promptly after the Execution Date as possible.  The Company shall keep Investor regularly informed as to the progress of the Financing, including providing drafts thereof, and the Company shall use commercially reasonable efforts to incorporate any reasonable comment made by Investor thereon.

(b)     The Parties agree that the Financing shall be entered into with commercial banks or credit providers of international or United States national reputation and standing which are not Sanctioned Persons, on terms and conditions that are customary for limited recourse project financing for projects of a similar scope and nature to the Project and that, without the prior written consent of Investor, the Financing shall (i) not include any commitment or obligation whatsoever from Investor other than requiring Investor to enter into, execute and deliver (A) an equity contribution agreement reflecting the terms of this Agreement and such other terms and conditions reasonably requested by the Company’s lenders pursuant to the Financing and (B) such other documentation as the Company’s lenders pursuant to the Financing may reasonably request (provided that the documentation referred to in clauses (A) and (B) will not, without Investor’s prior written consent, include commitments and obligations of Investor that are in excess of those made by Investor pursuant to this Agreement), and (ii) maintain a debt to equity ratio of no less than ***.

(c)      From the date of this Agreement until the Closing Date Investor shall use commercially reasonable efforts to provide all documentation and information about Investor, as applicable, and each of its respective Affiliates as is reasonably requested by the Company in connection with the Financing that is related to applicable “know your customer” and other Anti-Money Laundering Laws, and including without limitation, providing information necessary for the Company to deliver customary certification regarding its beneficial ownership as required pursuant to 31 C.F.R. § 1010.230.

(d)     Prior to the Closing, in the event that the amount of the commitments secured in the Financing are less than the Third Party Financing Amount, the Parties shall discuss in good faith whether to fund such shortfall through additional capital contributions and the funding of any such shortfall will be in accordance with the terms and conditions Section 10.1(b) of the form of A&R LLC Agreement attached as Exhibit A as if such A&R LLC Agreement were in effect as of such time, provided that (i) no Party shall have any obligation whatsoever to provide any such additional funding, (ii) in the event that any such additional capital funding is provided by the Ioneer Members and/or Investor, the respective capital ownership of the Ioneer Members and Investor shall be adjusted correspondingly, and (iii) in any event, the minimum debt to equity ratio set forth in Section 5.9(b) must be maintained.

Section 5.10     Ancillary Agreements.  From the date of this Agreement until the Closing Date, ioneer Parent, the Company and Investor shall negotiate in good faith long-form agreements incorporating the key terms attached at Exhibit B (the “Ancillary Agreements”) and shall use commercially reasonable efforts to execute such long-form agreements as promptly as reasonably practicable.  In the event that one or more Ancillary Agreements have not been executed by the Closing, the terms attached at Exhibit B shall become binding on the relevant Parties (together with such other customary terms and conditions applicable to agreements of such nature) and the Parties shall continue to use commercially reasonable efforts to execute such Ancillary Agreements as soon as possible after the Closing.

Section 5.11     Reclamation Bonding Support.

(a)      Investor shall use commercially reasonable efforts to assist the Ioneer Members and the Company in procuring the most favorable funding terms for the Company with respect to any required reclamation bonds for the Project. The Company shall keep Investor fully informed of the progress of any such funding.

(b)      Should the Company not be able to procure funding with respect to any required reclamation bonds on commercially acceptable terms, as determined by Investor in its reasonable discretion, and/or not be able to such procure funding from a financial institution at a cost equal to or less than *** (the *** “Funding Rate”), then Investor will have the option, at Investor’s sole election, to procure the relevant funding for and on behalf of the Company or provide such funding directly.

(c)     If Investor decides to exercise the funding option under Section 5.11(b), the amount of Investor’s aggregate commitment under such funding shall not exceed ***, and (i) if Investor provides the relevant funding to the Company, the interest rate on the principal amount of such funding shall be equal to the Funding Rate, and (ii) if Investor provides the relevant funding directly to the relevant third party, the Company will pay a fee to Investor equal to the Funding Rate on the principal amount so funded by Investor.

(d)       The Company and Investor shall use their commercially reasonable efforts so that any funding provided by Investor under Section 5.11 be replaced by the Company, and Investor be fully released from any and all obligations under such funding, as soon as reasonably practicable upon achievement of commercial production.

Section 5.12   Technical Committee.  ioneer Parent and Investor hereby establish a Technical Committee (the “Technical Committee”), which shall consist of up to *** members, up to *** of which shall be designated by ioneer Parent and up to *** of which shall be designated by Investor. The Technical Committee shall meet to discuss and review issues of a technical nature concerning the Project, including with respect to risks, Permits, technical assurance to the Consolidated Project Budget and the Project Work Plan, and any proposed changes to the Consolidated Project Budget or the Project Work Plan. Each member of the Technical Committee shall be permitted to conduct at least *** site visits per year at reasonable intervals of time and upon reasonable advance notice to the Company; provided, however, that such site visits may be conditioned upon such Technical Committee members executing any applicable liability waivers or other documents reasonably requested by the Company and complying with all applicable policies and procedures of the Company with respect to site visitors.  The Technical Committee shall meet (including remotely) at least quarterly unless otherwise agreed by ioneer Parent and Investor. In addition to any regularly scheduled meetings, any member of the Technical Committee may call a meeting of the Technical Committee on no less than *** advance notice. The Technical Committee shall be disbanded upon the Closing.

Section 5.13     Exclusivity.  Until the earlier of the occurrence of the Closing and the termination of this Agreement in accordance with its terms, except as required by Law, ioneer Parent shall not and shall cause its Affiliates not to, directly or indirectly, including through their respective directors, officers, employees and other representatives and/or advisors (i) pursue, solicit, encourage, facilitate, or negotiate any Alternative Transaction with any third party (other than Investor or any of its Affiliates and their respective designated representatives and advisors) or (ii) provide, give access to or consent to provide or give access to any information with respect to any of the Group Companies to any person (other than Investor or any of its Affiliates and their respective designated representatives and advisors) with a view to evaluating, negotiating or implementing an Alternative Transaction.

***

Section 5.15     Investor Parent Guarantee.

(a)      In consideration of the Company entering into this Agreement, Investor Parent hereby unconditionally and irrevocably guarantees to the Company, as a continuing obligation, the full, due and punctual performance, observation and payment by Investor of its obligations under this Agreement.

(b)     Investor Parent’s obligations under this Section 5.15 shall not be satisfied, prejudiced, discharged, released, impaired, lessened or otherwise affected by any matter or thing which but for this provision might operate to satisfy, prejudice, discharge, release, impair, lessen or otherwise affect those obligations.

(c)      Investor Parent waives any right it may have to require the Company to proceed first against or enforce any other rights or security or claim payment from any Person before claiming under this Section 5.15.

Section 5.16     Incorporation of Investor. Investor Parent shall have the right to designate an Affiliate of Investor Parent as the “Investor” hereunder by causing such designee to execute and deliver to the Company a joinder agreement on terms and conditions mutually acceptable to the Parties, acting reasonably, in which such designee agrees to be bound by this Agreement as the “Investor” hereunder and to observe and comply with this Agreement and with all obligations imposed on Investor hereunder, no later than the date that is *** Business Days prior to the anticipated Closing Date, and the designation and execution of a joinder agreement pursuant to this Section 5.16 shall relieve Investor Parent of its obligations and liabilities under this Agreement other than those obligations and liabilities which are specific to Investor Parent (including under Section 5.15). Any such designee of Investor Parent shall be formed or incorporated, as applicable, no earlier than the date that is *** Business Days prior to the date on which such joinder agreement is executed and delivered to the Company pursuant to this Section 5.16.

Section 5.17    Antitrust Matters. Investor shall file or cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the HSR Act within *** days following the date of this Agreement. Such filing shall specifically request early termination of the HSR waiting period. ***. Investor shall promptly file or cause to be filed comparable pre-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable antitrust laws in connection with the transactions contemplated by this Agreement (with any comparable pre-merger filings to be made as soon as reasonably practicable following the date of this Agreement), and Investor shall not make such Governmental Authority filings without the prior written consent of the Company (not to be unreasonably withheld or delayed). Each of Investor and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information or documents that may be required in order to make such filings, provided that insofar as any such information or documents are competitively sensitive, such information or documents may be provided directly to the relevant Governmental Authorities or, if required, on an outside counsel-to-counsel, in each case on a strictly confidential basis; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use commercially reasonable efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by this Agreement; and (2) obtain any required consents pursuant to any antitrust laws applicable to the transactions contemplated by this Agreement as soon as practicable. Investor (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will (i) promptly inform the other party of any material written or oral communication received from any Governmental Authority relating to the transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (ii) use commercially reasonable efforts to respond as promptly as practicable to any request from any Governmental Authority for information, documents or other materials in connection with the review of the HSR Act filings or the transactions contemplated hereby; (iii) provide to the other party, and permit the other party to review and comment in advance of submission, all proposed material correspondence and written communications to any Governmental Authority with respect to the transactions contemplated hereby; and (iv) not participate in any substantive meeting or discussion with any Governmental Authority in respect of investigation or inquiry concerning the transactions contemplated hereby without giving the other parties reasonable prior notice of such meeting or discussions and, except as prohibited by applicable Law or Governmental Authority, giving the other party the opportunity to attend and participate thereat.

Section 5.18     Committee on Foreign Investment in the United States.

(a)      The Parties have mutually determined that they will not make a filing with CFIUS under Section 721 of the DPA with respect to the transactions contemplated under this Agreement, based on their mutual agreement that no such filing is required or warranted.

(b)       In the event that CFIUS directs the Parties to submit a filing, the Parties shall (i) prepare and file, or cause the preparation and filing of, as promptly as reasonably practicable but in no event later than 15 Business Days after CFIUS directs the Parties to submit a filing, a pre-filing joint voluntary notice with CFIUS pursuant to the DPA and 31 C.F.R. § 800.501(g) and, (ii) as soon as practicable after (but no earlier than five Business Days after) the pre-filing, prepare and file a formal joint voluntary notice with CFIUS; (iii) provide any other relevant information or submissions requested by CFIUS or any other agency or branch of the U.S. government in connection with CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA unless CFIUS agrees in writing to an extension of such timeframe; (iv) provide each other with the reasonable opportunity to review and comment on any information or submission provided to CFIUS, with the exception of personal identifier information required under 31 C.F.R. § 800.502(c)(5)(vi)(B); (v) coordinate and cooperate fully with each other in exchanging such information and provide such assistance as the other Party may reasonably request in connection with the foregoing; (vi) promptly inform the other Party of any communication (orally or in writing) received by such Party from, or given by such Party to, CFIUS, including by promptly providing copies to the other Party of any such written communications; (vii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Party the opportunity to attend and participate in any such meeting, call, or conference with CFIUS; (viii) use, or cause their respective Affiliates to use, their reasonable best efforts to obtain CFIUS Approval as promptly as practical after the Execution Date; and (ix) refrain from Closing until such time as the Parties obtain CFIUS Approval. Investor and the Company shall each be responsible for 50% of the filing fee under the DPA.

***

ARTICLE VI
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; EXCULPATION

Section 6.1     Survival. The right to assert an indemnification claim with respect to the representations and warranties (other than the Fundamental Representations) made by the Company in Article III or by Investor in Article IV shall survive the Closing for *** from the Closing Date; provided that the Fundamental Representations and the representations and warranties in Section 3.17 (Tax Returns and Payments) shall survive until the expiration of the applicable statute of limitations, and the representations and warranties in Sections 3.21 and 4.9 (Anti-Corruption Laws; Anti-Money Laundering Laws; Economic Sanctions) shall survive the Closing for ***. Any covenant or agreement to be first performed prior to the Closing shall terminate and expire at the Closing and any covenant or agreement to be performed after the Closing except as otherwise provided in this Section 6.1, shall survive until performed in accordance with its terms.  The indemnities in Section 6.2(a) and Section 6.2(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date.  The representations, warranties, covenants and agreements contained in this Agreement shall be of no further force and effect after the date of the expiration of a right to assert an indemnification claim with respect thereto; provided that there shall be no termination of any claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the applicable expiration date.

Section 6.2       Agreements to Indemnify.

(a)       Subject to the terms and conditions of this Article VI, from and after the Closing, ioneer Parent shall indemnify, defend and hold harmless Investor, its equity holders and Affiliates, and their respective managers, directors, officers, employees and agents (collectively, the “Investor Group”), but expressly excluding the Company and its Subsidiaries, from and against all Claims, actions or causes of action, assessments, demands, losses, damages, judgments, fines, settlements, Liabilities, costs and expenses, including interest, penalties and reasonable attorneys’, experts’ and accounting fees and expenses of any nature whatsoever (subject to Section 6.8(b), collectively, “Damages”), suffered by, imposed upon or incurred by the Company, a subsidiary of the Company or any member of the Investor Group to the extent caused by, arising from or based upon any breach of a representation and warranty set forth in Article III or a breach of any covenant or agreement of ioneer Parent or the Company contained in this Agreement.  Subject to the other terms of this Article VI, in the event that the Damages of the Investor Group are suffered by, imposed upon or incurred by (i) a member of the Investor Group, the amount of Damages to be indemnified by ioneer Parent shall be equal to the full amount of such Damages (subject to the limitations included in this Article VI) or (ii)  the Company or one of its subsidiaries (and, for the avoidance of doubt, such Damages are indemnifiable hereunder), the amount of Damages to be indemnified by ioneer Parent shall be equal to the full amount of such Damages (subject to the limitations included in this Article VI) multiplied by the equity percentage owned directly and indirectly by Investor in the Company at Closing.

(b)      Subject to the terms and conditions of this Article VI, from and after the Closing, Investor shall indemnify, defend and hold harmless the Company, its equity holders and Affiliates, and their respective managers, directors, officers, employees and agents (collectively, the “Company Group”) from and against all Damages suffered by, imposed upon or incurred by any member of the Company Group to the extent caused by, arising from or based upon any breach of any representation or warranty of Investor contained in Article IV or  any breach of any covenant or agreement of Investor contained in this Agreement.

Section 6.3    Conditions to Indemnification.  Whenever any claim shall arise for indemnification under this Article VI, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) of the existence of the claim and, when known, the facts constituting the basis for such claim; provided, that, no delay in or failure to give such notice shall relieve the Indemnifying Party of its obligations pursuant to this Article VI except as otherwise provided in Section 6.3(a). The obligations and liabilities of ioneer Parent to indemnify the Investor Group under Section 6.2(a) or of Investor to indemnify the Company Group under Section 6.2(b), resulting from the assertion of any Damages by third parties (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)       The Indemnified Party will give the Indemnifying Party prompt notice of any such Third Party Claim, including the specific details of and specific basis under this Agreement for its claim (a “Claims Notice”) and shall enclose a copy of all papers (if any) served to the Indemnified Party with respect to the Third Party Claim; provided, however, that failure to provide such Claim Notice will not relieve the Indemnifying Party of its obligations under this Agreement unless and to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against such Third Party Claim or otherwise actually and materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was purportedly inaccurate or breached.

(b)      In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have *** from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such *** period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(c)      As to a claim for indemnification based upon a Third Party Claim, except as set forth in Section 6.3(f), the Indemnifying Party shall be, subject to the limitations set forth in this Section 6.3, entitled to assume full control of the defense of such Third Party Claim and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.

(d)     Notwithstanding anything to the contrary in this Section 6.3: an Indemnified Party shall have the right, at its own cost and expense, to participate in (but not control) the defense, compromise or settlement of such claim (except if there exists a conflict of interest that could make it inappropriate under applicable standards of professional conduct for the Indemnifying Party and the Indemnified Parties to have common counsel such participation, including the reasonable fees and expenses of separate counsel, shall be at the expense of the Indemnifying Party); the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment (x) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, or that involves a finding of or admission of criminal wrongdoing, or (y) as a result of which injunctive or other equitable relief, or the payment of any monetary damages as to which the Indemnified Party shall not be paid in full by the Indemnifying Party, would be imposed against the Indemnified Party.

(e)      If the Indemnifying Party fails to diligently prosecute, indemnify against or settle such Third Party Claim (as finally determined by a court of competent jurisdiction), then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If settlement has been offered and the Indemnifying Party has not yet assumed the defense of such Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for *** following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)       With respect to any claim for indemnification based on a Third Party Claim for Taxes assessed directly against an Indemnified Party, the Indemnified Party shall control the defense of such Third Party Claim and proceedings and shall keep the Indemnifying Party informed on such Third Party Claim and proceedings and will consider in good faith any comments made by the Indemnifying Party, provided that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld).

Section 6.4      Available Remedies.  Notwithstanding anything herein to the contrary, but subject to the other provisions and limitations of this Article VI:

(a)     In no event shall ioneer Parent’s or Investor’s (as applicable) aggregate liability with respect to this Article VI in respect of Damages exceed *** (the “Total Consideration”).

(b)      Other than in connection with a breach of any Fundamental Representation or breach of the representations and warranties in Section 3.15 (Contribution of Assets) or of any covenant, neither ioneer Parent nor Investor, respectively, shall have any liability to any Person under Section 6.2(a) or Section 6.2(b), respectively, in respect of Damages arising from a breach of any representation or warranty for which ioneer Parent or Investor has agreed to provide indemnification (i) for any individual Damage unless the amount with respect to such Damage meets or exceeds *** (the “Individual Indemnity Threshold”), (ii) unless and until the aggregate amount of all Damages incurred by all Persons seeking indemnification hereunder collectively meets or exceeds *** of the Total Consideration (the “Threshold Amount”), in which event ioneer Parent or Investor (as applicable) shall be liable for Damages from the first dollar and not merely the excess over such amount, and (iii) other than in connection with a breach of the representations and warranties set forth in Section 3.15 (Contribution of Assets), for aggregate Damages incurred by all Persons seeking indemnification hereunder in excess of *** of the Total Consideration (the “Cap Amount”).  For the avoidance of doubt, none of the limitations set forth in this Section 6.4(b) shall apply to Damages arising from a breach of a covenant or other obligation under this Agreement.

Section 6.5      Mitigation.  Without prejudice to the Indemnifying Party’s obligation to indemnify hereunder, the Parties agree that each Indemnified Party shall take commercially reasonable efforts to mitigate any Damages for which such Indemnified Party may have any recourse under this Article VI; provided that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Permit, Contract or Law.

Section 6.6     Recovery.  In the event that any Damages are suffered by any Indemnified Party for which any such Indemnified Party is entitled to indemnification under this Article VI and such Indemnified Party has actually been fully indemnified or reimbursed or compensated, directly or indirectly, by an Indemnifying Party with respect to all such Damages (including fees and expenses incurred in obtaining such indemnification), then such Damages shall be deemed to have been fully satisfied and shall no longer exist and, therefore, any further recovery by such Indemnified Party or any other Indemnified Party from any Indemnifying Party for such Damages would constitute an unintended “double” recovery and shall be prohibited under this Agreement.

Section 6.7       Calculation of Losses.

(a)       The amount of any Damages for which any Indemnified Party is finally determined to be entitled to indemnification under this Article VI shall be reduced by (i) any insurance proceeds actually received by such Indemnified Party (together with any related insurance proceeds actually received by any Affiliate of such Indemnified Party) with respect to such Damages, (ii) any actual cash Tax savings or attributes arising from or related to such Damages, and (iii) indemnification or reimbursement payments actually received by the Investor Group or the Company Group (as applicable) from third parties with respect to such Damages.

(b)       If any matter giving rise to a claim of Damages by any Indemnified Party pursuant to this Article VI is reasonably likely to be covered by any insurance policy of any Party or its Affiliates, then, without prejudice to the Indemnifying Party’s indemnification obligation hereunder, such Parties shall reasonably cooperate with one another and use commercially reasonable efforts to obtain reimbursement for such Damages under such insurance policy; provided further that, if any insurance proceeds are thereafter received by an Indemnified Party with respect to Damages that have been satisfied directly by an Indemnifying Party, then such Indemnified Party shall promptly reimburse each such Indemnifying Party the amount of any such payment made directly by such Indemnifying Party (up to the amount of the insurance proceeds actually received by such Indemnified Party and after deducting any reasonable costs or expenses incurred in securing such insurance proceeds).

Section 6.8       Exclusive Remedy; Waiver.

(a)       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, EXCEPT AS PROVIDED IN THIS ARTICLE VI,  EXHIBIT E OR SECTION 8.9, NO PARTY SHALL HAVE ANY LIABILITY, AND NO INDEMNIFIED PARTY SHALL MAKE ANY CLAIM, FOR ANY DAMAGES (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAWS OR OTHERWISE.

(b)       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS OR CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 6.8(B) SHALL NOT LIMIT AN INDEMNIFIED PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE VI FOR ANY SUCH DAMAGES TO THE EXTENT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH INDEMNIFIED PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VI.

(a)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE OF ANY PARTY (OR ANY REPRESENTATIVE OF ANY SUCH AFFILIATE) IN SUCH CAPACITY SHALL HAVE ANY PERSONAL LIABILITY TO ANY PARTY AS A RESULT OF THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION IN THIS AGREEMENT (FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO ANY MATTER EXPRESSLY AGREED TO IN WRITING BY SUCH MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE AS A PRINCIPAL AND NOT IN SUCH PERSON’S CAPACITY AS A MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE OF A PARTY).  EACH PARTY HEREBY WAIVES, AND SHALL CAUSE EACH OF ITS AFFILIATES TO WAIVE (TO THE EXTENT PERMITTED BY LAW), ANY CLAIMS OR OTHER METHOD OF RECOVERY, WHETHER BASED IN CONTRACT, TORT OR STRICT LIABILITY, OR UNDER APPLICABLE LAW, AGAINST ANY SUCH MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN SUCH CAPACITY  (FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO ANY MATTER EXPRESSLY AGREED TO IN WRITING BY SUCH MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE AS A PRINCIPAL AND NOT IN SUCH PERSON’S CAPACITY AS A MANAGER, DIRECTOR, OFFICER, REPRESENTATIVE OR AFFILIATE OF A PARTY).

Section 6.9       Tax Treatment.  Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the capital contributions of the Parties to the Company for Tax purposes, unless an audit or other administrative or judicial action or Law causes any such payment not to constitute an adjustment to the capital contributions for U.S. federal income tax purposes.

ARTICLE VII
TERMINATION AND EXPENSES

Section 7.1      Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)      by any Party if the conditions set forth in Article II are not satisfied or, where applicable, waived, by the date that is *** after the Execution Date (the “Longstop Date”), provided, however, that a Party shall not have the foregoing right to terminate if, at the time of such termination, such Party is in material breach of any of its covenants contained herein such as would result in any of the closing conditions set forth in Section 2.2, 2.3 or 2.4 not being satisfied, and provided, further, however, that if all the conditions to Closing have been satisfied or waived (other than Section 2.2(b)(ii)(A) or (B)), the Longstop Date shall automatically be extended once (and not more than once) for an additional ***;

(b)       by mutual written consent of the Parties;

(c)      by Investor in the event of a Parent Change of Control of ioneer Parent or by ioneer Parent or the Company in the event of a Parent Change of Control of Investor Parent, in each case, exercisable by the terminating Party providing notice to the other Party no later than *** after receipt of a notice from the non-terminating Party that the applicable Parent Change of Control has been consummated;

(d)      by any Party if any Governmental Authority of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted following the Execution Date any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(e)     by Investor if any of the representations or warranties of the Company or ioneer Parent was or becomes inaccurate or any breach or breaches by the Company or ioneer Parent of any covenant or other agreement of the Company or ioneer Parent contained in this Agreement occurs and as a result of any such breach or inaccuracies, any condition set forth in Section 2.3 would not then be capable of being satisfied, and any such breaches or inaccuracies are not curable, or, if curable have not been cured within *** Business Days after Investor sends notice of such breach to the Company; provided, however, that Investor shall not have the foregoing right to terminate if, at the time of such termination, Investor is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 2.4 not being satisfied;

(f)      by the Company or ioneer Parent if any of the representations or warranties of Investor was or becomes inaccurate or any breach or breaches by Investor of any covenant or other agreement of Investor contained in this Agreement occurs and as a result of any such breach or inaccuracies, any condition set forth in Section 2.4 would not then be capable of being satisfied, and any such breaches or inaccuracies are not curable, or, if curable have not been cured within *** Business Days after the Company sends notice of such breach to Investor; provided, however, that neither Company nor ioneer Parent shall have the foregoing right to terminate if, at the time of such termination, the Company or ioneer Parent is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 2.3 not being satisfied; and

(g)       by either Party, pursuant to Section 8.3(c).

Section 7.2        Notice of Termination; Effect of Termination.

(a)       A terminating Party shall provide notice of termination to the other Party specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.1 shall be effective immediately upon delivery of such written notice to the other Parties.

(b)      In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 7.2 and Article VIII (and any defined terms in Section 1.1 implicated in the foregoing Sections) which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any Damages resulting from or arising out of a Willful Breach of this Agreement.

(c)      In the event that (i) this Agreement is terminated by the Company or ioneer Parent pursuant to Section 7.1(a) as a result of the condition set forth in Section 2.2(b) (Phase 1 Required Permits) not being satisfied by the Longstop Date (as extended pursuant to Section 7.1(a), if applicable) and (ii) within *** of the date of termination, the Phase 1 Required Permits are obtained and ioneer Parent or any of its Affiliates enters into a binding agreement with a third party for the equity financing of all or part of the Project and the transactions contemplated by such binding agreement are thereafter consummated, then (x) ioneer Parent shall notify SSW Parent immediately of the consummation of such equity financing transaction and (y) within *** Business Days after the consummation of such equity financing transaction, ioneer Parent shall pay SSW Parent a lump-sum amount in cash equal to *** via wire transfer to an account designated by SSW Parent.

(d)      Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, the termination of this Agreement shall not, in any way, alter or limit any of the obligations of the Parties or any of their respective Representatives (as defined in the Confidentiality Agreement) or any of the rights of the Company and its Affiliates, in each case, under the Confidentiality Agreement, which obligations and rights shall survive the termination of this Agreement in accordance with its terms.

(e)     Expenses and Other Payments.  Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not such transactions shall be consummated.

ARTICLE VIII
MISCELLANEOUS

Section 8.1        Notices.

(a)      All notices, requests or consents provided for or required to be given under this Agreement shall be in writing and shall be deemed to be duly given if personally delivered, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, or given by email, in each case, pursuant to the address and contact information set forth on Exhibit C.  All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee.  Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 8.1.

(b)      Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 8.2     Payments.  All payments of the Total Consideration shall be made by wire transfer of immediately available funds to an account or accounts designated by the Company in writing to Investor, such designation to be provided not later than *** Business Days prior to the Closing Date.

Section 8.3       Disclosure Schedule.

(a)      For the purposes of this Agreement, any information or matter disclosed in the Disclosure Schedule with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is readily apparent on the face of such disclosure.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any contract.  The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement.  Nothing in the Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

(b)       From time to time prior to the Closing Date, the Company may supplement or amend the Disclosure Schedule (including, in each case, by the Company adding Disclosure Schedules that are responsive to the representations and warranties in question) with respect to any event, development, occurrence or non-occurrence of an event arising after the Execution Date (each a “Schedule Supplement”) if such event, development, occurrence or non-occurrence of an event would cause any representation or warranty made by the Company in Article III to be untrue or inaccurate as of the Closing Date.  Notwithstanding the foregoing, (i) for all purposes, including for purposes of determining whether the conditions to the Closing set forth in Article II have been fulfilled, the Disclosure Schedule shall be deemed to include only the information contained therein on the Execution Date, (ii) the delivery of a Schedule Supplement shall not affect ioneer Parent’s indemnification obligation pursuant to Article VI in any manner whatsoever, i.e., ioneer Parent’s indemnification obligation pursuant to Article VI shall be determined as if no such Schedule Supplement has been delivered, (iii) to the extent that the Company determines that any such event, development, occurrence or non-occurrence that is the subject of a Schedule Supplement constitutes or relates to something that (either individually or in the aggregate with all or any other predecessor Schedule Supplements) would prevent the conditions to the Closing set forth in Section 2.2 and Section 2.3 from being satisfied or otherwise permit Investor to terminate this Agreement pursuant to Section 7.1, then the Company will advise Investor in writing of such determination at the time that such Schedule Supplement is delivered to Investor (any Schedule Supplement in which the Company provides Investor written notice of such determination, a “Material Supplement”), but the delivery of a Material Supplement shall not affect ioneer Parent’s indemnification obligation pursuant to Article VI in any manner whatsoever, i.e., ioneer Parent’s indemnification obligation pursuant to Article VI shall be determined as if no such Material Supplement has been delivered even if Investor has elected not to exercise the right to terminate this Agreement pursuant to Section 7.1(e), and (iv) more generally and for the avoidance of doubt, Investor shall be deemed not to have waived any rights to indemnification pursuant to Article VI with respect to any event, development or occurrence described on any Schedule Supplement or Material Supplement.

(c)       The Parties shall each use their commercially reasonable efforts to meet in good faith from time to time until the date that is *** days after the Execution Date (the “Required Permit Schedule Amendment Date”) to discuss the completeness of the list of the Phase 1 Required Permits set forth on Part 1 of Schedule 1.1-RP as the Permits necessary to commence the construction of Phase 1 of the Project in accordance with the Consolidated Project Budget and Feasibility Study. Notwithstanding anything in Section 8.3(b) to the contrary, any amendments to Part 1 of Schedule 1.1-RP agreed to by the Parties by the Required Permit Schedule Amendment Date shall be deemed to amend Part 1 of Schedule 1.1-RP effective as of the Execution Date for all purposes under this Agreement, including for purposes of determining whether the conditions to the Closing set forth in Article II have been fulfilled and for purposes of determining whether a breach of any of the representations and warranties of ioneer Parent and the Company set forth in Article IV has occurred. In the event that Investor proposes in writing to the Company in good faith that Part 1 of Schedule 1.1-RP be amended to include an additional Permit (other than de minimis Permits and non-discretionary Permits) by the date that is *** Business Days prior to the Required Permit Schedule Amendment Date and the Parties are thereafter unable to agree on whether to include such Permit in an amended Part 1 of Schedule 1.1-RP by the Required Permit Schedule Amendment Date, then either Party shall have the right to terminate this Agreement without further liability to the other Party by providing notice of such termination to the other Party no later than *** after the Required Permit Schedule Amendment Date.

Section 8.4     Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules to this Agreement), together with the other Transaction Documents, and any other writings delivered pursuant to this Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior contracts, agreements and understandings, whether oral or written, among the Parties with respect to the subject matter of this Agreement.

Section 8.5       Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, permitted successors, and permitted assigns, and by their signatures hereto, each of the Parties intends to and does hereby become bound.  Except to the extent expressly provided in this Agreement (including the rights of the Investor Group pursuant to Section 6.2(a) and of the Company Group pursuant to Section 6.2(b)), nothing in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective heirs, permitted successors, and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Investor Group or Company Group, as applicable (but shall not be obligated to do so).  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Person without the prior written consent of the other Parties; provided that the Company may, upon written notice to the other Parties, assign its rights, interests or obligations under this Agreement, in whole or in part, to the Company’s or its Affiliates’ debt financing sources for collateral security purposes; provided, however, that any such assignment shall not relieve any Party of any of its obligations hereunder.

Section 8.6     Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.  Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 8.7      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any of the conflict of laws rules thereof.

Section 8.8     Consent to Jurisdiction; Waiver of Jury Trial.  Any action or proceeding relating to this Agreement shall be brought and enforced exclusively in the Delaware Court of Chancery or, solely if such court does not have jurisdiction, then in the state or federal courts in the State of Delaware, and the Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this Section 8.8 by the mailing of a copy thereof in the manner specified by the provisions of Section 8.1.   AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.9      Injunctive Relief.  The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that monetary damages alone would not be a sufficient remedy.  It is accordingly agreed that the Parties shall be entitled to a temporary, preliminary, or permanent injunction or injunctions to prevent breaches of the provisions of this Agreement, without posting a bond or any other undertaking, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement, at Law or in equity.

Section 8.10     Amendment or Restatement.  This Agreement (including any Exhibit and Schedule hereto (other than Exhibit C, which may be amended in accordance with Section 8.1(a))) may only be amended, modified, supplemented or restated by an instrument in writing executed by all Parties and expressly identified as an amendment, restatement, supplement or modification.

Section 8.11    Effect of Waiver or Consent.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.  Except where otherwise provided herein, the rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 8.12   Negotiation of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13    Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf” or signature via DocuSign or similar services) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

RHYOLITE RIDGE HOLDINGS LLC

By:	/s/ Bernard Rowe
Name:	Bernard Rowe
Title:	President

Signature Page to Unit Purchase and Subscription Agreement

SIGNED for IONEER LTD, in accordance with section 127 of the Corporations Act 2001 (Cth):

By:	/s/ Bernard Rowe
Name:	Bernard Rowe
Title:	Director

By:	/s/ Ian Bucknell
Name:	Ian Bucknell
Title:	Secretary

Signature Page to Unit Purchase and Subscription Agreement

SIBANYE STILLWATER LIMITED

By:	/s/ Neal Froneman
Name:	Neal Froneman
Title:	Chief Executive Officer

Signature Page to Unit Purchase and Subscription Agreement

EXHIBIT A

Form of A&R LLC Agreement

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Exhibit A – 1

EXHIBIT B

Key Terms of the Ancillary Agreements

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Exhibit B – 1

EXHIBIT C

Notice addresses

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Exhibit C – 1

EXHIBIT D

Consolidated Project Budget

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Exhibit D – 1

EXHIBIT E

Project Work Plan

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Exhibit E – 1

EXHIBIT F

Phase 1 and Phase 2 Geographic Areas

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Exhibit F – 1

EXHIBIT G

North Basin Project

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Exhibit G – 1